PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated February 9, 2022

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Boatim, Inc.

$5,000,000

41,666,667 SHARES OF COMMON STOCK

$0.12 PER SHARE

This is the public offering of securities of Boatim, Inc., a Nevada corporation (hereinafter the “Company”, “Our”, “We”, or “Us”). We are offering 41,666,667 shares of our Common Stock, par value $0.001 (“Common Stock”), at an offering price of $0.12 per share (the “Offered Shares”) by the Company. This Offering will terminate on twelve months from the day the Offering is qualified or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 41,667 Offered Shares ($5,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 4 of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. The aggregate offering price is based on the price at which the securities are offered for cash. Any portion of the aggregate offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the securities. If securities are not sold for cash, the aggregate offering price or aggregate sales will be based on the value of the consideration as established by bona fide sales of that consideration made within a reasonable time, or, in the absence of sales, on the fair value as determined by an accepted standard. Valuations of non-cash consideration will be reasonable at the time made.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

Our Common Stock is quoted on the OTCQB Marketplace under the stock symbol “BTIM.”

	Per Share	Total Maximum
Public Offering Price (1)(2)	$0.12	$5,000,000
Underwriting Discounts and Commissions (3)(4)	$0.012	$500,000
Proceeds to Company	$0.108	$4,500,000

(1)	We are offering shares on a continuous basis. See “Distribution – Continuous Offering.”

(2)	This is a “best-efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3)	We are offering these securities without an underwriter.

(4)	Excludes estimated total offering expenses, including underwriting discount and commissions, estimated to be approximately $500,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $0.12 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Distribution—State Law Exemption and Offerings to ‘Qualified Purchasers’” (page 19). No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is February 9, 2022.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Boatim”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Boatim, Inc.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	The speculative nature of the business we intend to develop;

●	Our reliance on suppliers and customers;

●	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;

●	Our ability to effectively execute our business plan;

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to finance our businesses;

●	Our ability to promote our businesses;

●	Our ability to compete and succeed in highly competitive and evolving businesses;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Boatim Inc. (“we”, “our, “Boatim”, the “Company”) is a for profit corporation established under the corporate laws of the State of Nevada on August 15, 2014 as Emerald Data Inc. On January 24, 2019, the company name was changed to Boatim Inc. Its fiscal year end is August 31.

Boatim, Inc. established Boatim Europe S.L. (“Boatim Europe”) as a private limited company pursuant to the laws of Spain on December 18, 2019, with the Company having indirect control of one hundred percent of the issued and outstanding membership interests of Boatim Europe. Boatim Europe commenced operations in February 2020 and is engaged in the business of providing software development, marketing, and selling services for Boatim Inc.

All membership interests of Boatim Europe are currently held in trust by the Company´s CEO for practical reasons and only until the formal transfer into the name of Company has been completed according to the requirements of applicable Spanish law. In December 2020, the Company finalized the process of collecting and submitting all required paperwork to the Spanish authorities to enter Boatim Inc. as direct owner on public records in Spain, making Boatim Europe a wholly owned subsidiary of the Company.

Originally in the business of producing and distributing furniture, the business was changed to online food blogging as a promotion channel for restaurants, bars and fine dining. Subsequently, following the acquisition of the Boatim software platform, the Company expanded into the boating industry by further developing the software platform. The Boatim software platform is an online boat trading marketplace, combining data-driven technology and our digital marketing capabilities to offer a rolling subscription for service model of access to the platform for the extensive market of global boat dealers.

The trading symbol for our Common Stock is “BTIM.”

The Issuer’s offices are located at 7950 NW 53rd Ave, Suite 337, Miami, FL 33166, Phone: 305-239-9993, Email hello@boatim.com. We maintain a website at http://www.boatim.com. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock is quoted on the OTCQB Marketplace under the symbol “BTIM.”

THE OFFERING

Issuer:	Boatim, Inc.

Securities offered:	A maximum of 41,666,667 shares of our Common Stock, par value $0.001 (“Common Stock”) at an offering price of $0.12 per share (the “Offered Shares”). (See “Distribution”).

Number of shares of Common Stock outstanding before the offering	58,271,539 issued and outstanding as of February 7, 2022.

Number of shares of Common Stock to be outstanding after the offering	99,938,206 shares, if the maximum amount of Offered Shares are sold.

Price per share:	$0.12

Maximum offering amount:	41,666,667 shares at $0.12 per share, or $5,000,000 (See “Distribution”).

Trading Market:	Our Common Stock is quoted on the OTCQB Marketplace under the symbol “BTIM.”

Investor Suitability Standards:	The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors so long as their investment in the Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $4,500,000. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Continuing Reporting Requirements Under Regulation A:	We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934. Our continuing reporting obligations under Regulation A are deemed to be satisfied, as long as we comply with our Section 13(a) reporting requirements. As a Tier 2 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering.

RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus, including the financial statements and related notes that appear at the end of this prospectus, before deciding to invest in our securities. These risks should be considered in conjunction with any other information included herein, including in conjunction with forward-looking statements made herein. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

Risks Relating to Our Company

We have incurred significant losses and anticipate future losses.

As of November 30, 2021, we had an accumulated deficit of $5,345,646 and a stockholders’ deficit of approximately $2,248,399.

Future losses are likely to occur as, until we are able to merge with another entity with experienced management and opportunities for growth in return for shares of our common stock to create value for our shareholders as we have no sources of income to meet our operating expenses. As a result of these, among other factors, the report of our registered independent public accountants on our financial statements for the years ended August 31, 2021 and 2020 included an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

Our existing financial resources are insufficient to meet our ongoing operating expenses.

We have minimal sources of income at this time and minimal existing cash balances to meet our ongoing operating expenses. In the short term, unless we are able to raise additional debt and/or equity we shall be unable to meet our ongoing operating expenses. On a longer-term basis, we intend to raise the debt and/or equity to meet our ongoing operating expenses and merge with another entity with experienced management and opportunities for growth in return for shares of our common stock to create value for our shareholders. There can be no assurance that this series of events will be successfully completed.

Scarcity of, and competition for, business opportunities and combinations.

We believe we are an insignificant participant among the firms which engage in the acquisition of business opportunities. There are many established venture capital and financial concerns that have significantly greater financial and personnel resources and technical expertise than we have. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. Moreover, we will also compete in seeking merger or acquisition candidates with numerous other small public companies. In view of our limited financial resources and limited management availability, we will continue to be at a significant competitive disadvantage compared to our competitors.

We may be negatively affected by adverse general economic conditions.

Current conditions in domestic and global economies are extremely uncertain. Adverse changes may occur as a result of softening global economies, wavering consumer confidence caused by the threat of terrorism and war, and other factors capable of affecting economic conditions. Such changes could have a material adverse effect on our business, financial condition, and results of operations.

Because our principal shareholder controls our activities, he may cause us to act in a manner that is most beneficial to himself and not to other shareholders which could cause us not to take actions that outside investors might view favorably.

Our principal shareholder has voting authority for approximately fifty six percent (56%) of our outstanding common stock. As a result, they effectively control all matters requiring stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

Our directors may have conflicts of interest which may not be resolved favorably to us.

Certain conflicts of interest may exist between our directors and us. Our directors have other business interests to which they devote their attention and may be expected to continue to do so although management time should be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through exercise of such judgment as is consistent with fiduciary duties to us. See “Executive Officers and Directors” (page 33 below), and “Conflicts of Interest” (page 34 below).

We may depend upon outside consultants/advisors who may not be available on reasonable terms and as needed.

To supplement the business experience of our officers and directors, we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. Our Board without any input from stockholders will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.

We have material weakness in our controls and procedures.

We have conducted an evaluation of our internal control over financial reporting based on the framework in “Internal Control Integrated Framework” issued by the Committee of Sponsoring Organizations for the Treadway Commission (“COSO”) and published in 2013, and subsequent guidance prepared by COSO specifically for smaller public companies. Based on that evaluation, management concluded that our internal control over financial reporting was not effective as of August 31, 2021 for the reasons discussed below:

Management identified the following material weakness and significant deficiencies in its assessment of the effectiveness of internal control over financial reporting as of August 31, 2021:

●	The Company’s lack of segregation of duties.

●	Lack of an audit committee

●	Lack of control procedures that include multiple levels of review over financial reporting.

●	Management has not established appropriate and rigorous procedures for evaluating internal controls over financial reporting. Due to limited resources and lack of segregation of duties, documentation of the limited control structure has not been accomplished.

●	We employ policies and procedures for reconciliation of the financial statements and note disclosures, however, these processes are not appropriately documented.

●	Management has not established methodical and consistent data back-up procedures to ensure loss of data will not occur.

The management of the Company believes that these material weaknesses will remain until such time that the Company has the resources to increase the number of personnel committed to the performance of its financial duties that such weaknesses can be specifically addressed. This will include, but not limited to, the following:

●	Hiring of additional personnel to adequately segregate financial reporting duties.

●	The retention of outside consultants to review our controls and procedures

A significant deficiency is a deficiency, or combination of deficiencies in internal control over financial reporting, that adversely affects the entity’s ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected by the entity’s internal control.

A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $75,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Other recreational activities, poor industry perception, and potential health risks from environmental conditions can adversely affect the levels of boat purchases.

Demand for our products can be adversely affected by competition from other activities that occupy consumers’ time, including other forms of recreation as well as religious, cultural and community activities. In addition, real or perceived health risks from engaging in outdoor activities and local environmental conditions in the areas in which we operate dealerships could adversely affect the levels of boat purchases. Further, as a seller of high-end consumer products, we must compete for discretionary spending with a wide variety of other recreational activities and consumer purchases. In addition, perceived hassles of boat ownership and customer service and lack of customer education throughout the retail boat industry, which has traditionally been perceived to be relatively poor, represent impediments to boat purchases.

Economic conditions and consumer spending patterns can have a material adverse effect on our business, financial condition, and results of operations.

General economic conditions and consumer spending patterns can negatively impact our operating results. Unfavorable local, regional, national, or global economic developments or uncertainties regarding future economic prospects could reduce consumer spending in the markets we serve and adversely affect our business.

In an economic downturn, consumer discretionary spending levels generally decline, at times resulting in disproportionately large reductions in the sale of luxury goods. Consumer spending on luxury goods also may decline as a result of lower consumer confidence levels, even if prevailing economic conditions are favorable. As a result, an economic downturn could impact us more than certain of our competitors due to our strategic focus on a higher end of our market.

More recently, inflation has increased in the United States and throughout the world. To the extent such inflation continues, increases, or both, it may reduce our margins and have a material adverse effect on our financial performance.

Our sales may be adversely impacted by a material increase in interest rates and adverse changes in fiscal policy or credit market conditions.

Over the past several years, our economy has been positively impacted by historically unprecedented low interest rates. Such interest rates, driven by the policies of the Federal Reserve, can be a political issue in the United States. Any change by the Federal Reserve to raise its benchmark interest rate in the future or market expectations of such change may result in significantly higher long-term interest rates, which may negatively impact our customers’ willingness or desire to purchase our products.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carry-forwards, or NOLs, and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Being a public company significantly increases the Company’s administrative costs.

The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and listing requirements subsequently adopted by the NYSE Amex in response to Sarbanes-Oxley, have required changes in corporate governance practices, internal control policies and audit committee practices of public companies. Although the Company is a relatively small public company, these rules, regulations, and requirements for the most part apply to the same extent as they apply to all major publicly traded companies. As a result, they have significantly increased the Company’s legal, financial, compliance and administrative costs, and have made certain other activities more time consuming and costly, as well as requiring substantial time and attention of our senior management. The Company expects its continued compliance with these and future rules and regulations to continue to require significant resources. These rules and regulations also may make it more difficult and more expensive for the Company to obtain director and officer liability insurance in the future and could make it more difficult for it to attract and retain qualified members for the Company’s Board of Directors, particularly to serve on its audit committee.

General Business Risks

We are a development stage company and have commenced limited operations in our business. We expect to incur significant operating losses for the foreseeable future

We are authorized to issue up to 500,000,000 shares of common stock. As of the date of this filing, there are 58,271,539 issued and outstanding shares of common stock. Consequently, our stockholders may experience more dilution in their ownership of our Company in the future, which could have an adverse effect on the trading market for our shares of common stock.

The report of our independent registered public accounting firm on our financial statements for the year ended August 31, 2021 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our minimal cash and no source of revenues which are insufficient to cover our operating costs. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

While operating our online systems and attracting a good number of followers to date, we have not yet generated any meaningful revenue from marketplace users. At the date of this document, we do not have any paying customers and we cannot guarantee we ever will have any. Even if we obtain new customers, there is no guarantee that we will generate a profit. If we cannot generate a profit, we will have to suspend or cease operations.

The company is reliant upon its management, creditors and related parties to pay for operating expenses until we generate revenues sufficient to cover our expenses. There is no obligation of these parties to continue making such payments.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of the Company

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders. The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

We will need to raise additional capital to continue operations over the coming year.

We anticipate the need to raise approximately $5,000,000 in capital to fund our operations through August 31, 2023 based on the capital expenditures of our Boatim.com online boating platform that connects buyers and sellers of new and used boats and yachts. We cannot guarantee that we will be able to raise these required funds or generate sufficient revenue to remain operational.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

●	Establish definitive business strategies, goals and objectives;

●	Maintain a system of management controls; and

●	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

We may in the future be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. While neither Nevada law nor our Articles of Incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we have entered into an indemnification agreement with our President and intend to enter into similar agreements with other officers and directors in the future. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

If the registration of our common stock is revoked in the future, our business opportunities will cease to exist.

In the event our securities registration was to be revoked, we would not have the ability to raise money through the issuance of shares and would lose the ability to continue the business plan set out in this filing. Common stock issued and outstanding at that time would no longer be tradable.

Our business operations have been and may continue to be materially and adversely affected by the outbreak of the novel respiratory illness coronavirus (“COVID-19”).

On March 11, 2020, the World Health Organization declared the outbreak of the novel respiratory illness COVID-19 a pandemic. The new strain of COVID-19 is considered to be highly contagious and poses a serious public health threat.

Any outbreak of such epidemic illness or other adverse public health developments may materially and adversely affect the global economy, our markets and our business.

We cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can we predict the severity and duration of its impact. If the outbreak of COVID-19 is not effectively and timely controlled, our business operations and financial condition may be materially and adversely affected as a result of the deteriorating market outlook for retail and online sales, the slowdown in regional and national economic growth, weakened liquidity and financial condition of our customers or other factors that we cannot foresee. Any of these factors and other factors beyond our control could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations.

Risk to Our Common Stock

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities in the secondary market.

Companies trading on the Over The Counter Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get relisted on the OTC Bulletin Board, which may have an adverse material effect on the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies.

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, the Company is not classified as a “shell company” under Rule 405 of the Securities Act.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

Our stock price may be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price will be attributable to a number of factors. First, our common stock will be compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTC Bulletin Board is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected.

Existing stockholders will experience significant dilution from our sale of shares under potential Securities Purchase Agreements.

The sale of shares pursuant to any Securities Purchase Agreements executed by the Company in the future will have a dilutive impact on our stockholders. As a result, the market price of our common stock could decline significantly, as we sell shares pursuant to the Securities Purchase Agreement. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the Securities Purchase Agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

Our shares are subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may have difficulty re-selling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Our stock is subject to U.S. “Penny Stock” rules, which may make the stock more difficult to trade on the open market. Our common shares are not currently traded on the OTC Bulletin Board, but it is the Company’s plan that the common shares be quoted on the OTC Bulletin Board. A “penny stock” is generally defined by regulations of the U.S. Securities and Exchange Commission (“SEC”) as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US $5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i)	the equity security is listed on NASDAQ or a national securities exchange;

(ii)	the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US $5,000,000, or (b) average annual revenue of at least US $6,000,000; or

(iii)	the issuer of the equity security has been in continuous operation for more than three years and has net tangible assets of at least US $2,000,000.

Our common stock does not currently fit into any of the above exceptions.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock will be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share. Since our common stock is currently deemed penny stock regulations, it may tend to reduce market liquidity of our common stock, because they limit the broker/dealers’ ability to trade, and a purchaser’s ability to sell, the stock in the secondary market.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company’s shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 500,000,000 shares of common stock, of which 58,271,539 are issued and outstanding as of the date of this filing. Our Board of Directors has the authority to cause us to issue additional shares of common stock and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future. Please see NOTE-8 COMMON STOCK within the Company’s consolidated financial statements for the three months ended November 30, 2021 for further information.

You may be diluted by conversions of the Company’s convertible notes,

As of November 30, 2021, we had outstanding Convertible Promissory Notes in an aggregate principal amount of $1,613,556 that could be converted into 5,444,974 shares of common stock based on the inherit conversion features.

The conversion of the Convertible Promissory Notes will result in further dilution of your investment. In addition, you may experience additional dilution if we issue common stock in the future. As a result of this dilution, you may receive significantly less in net tangible book value than the full purchase price you paid for the shares in the event of liquidation. Please see NOTE 7 – CONVERTIBLE NOTES and NOTE 10 - SUBSEQUENT EVENTS within the Company’s consolidated financial statements for the three months ended November 30, 2021 for further information.

Issuances of shares of common stock or securities convertible into or exercisable for shares of common stock following this offering, will dilute your ownership interests and may adversely affect the future market price of our common stock.

The issuance of additional shares of our common stock or securities convertible into or exchangeable for our common stock could be dilutive to stockholders if they do not invest in future offerings. We may seek additional capital through a combination of private and public offerings in the future.

The Company’s shares of common stock are quoted on the OTCQB Marketplace, which limits the liquidity and price of the Company’s common stock.

The Company’s shares of Common Stock are traded on the OTCQB Marketplace under the symbol “BTIM.” Quotation of the Company’s securities on the OTCQB Marketplace limits the liquidity and price of the Company’s Common Stock more than if the Company’s shares of Common Stock were listed on The Nasdaq Stock Market or a national exchange.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

If we take advantage of specified reduced disclosure requirements applicable to an “emerging growth company” under the JOBS Act, the information that we provide to shareholders may be different than they might receive from other public companies.

We qualify as an “emerging growth company” under the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. The Company has elected not to use the extended transition period for complying with new or revised financial accounting standards but does still have reduced reporting requirements. These provisions include:

●	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Because our largest shareholder of common stock currently and for the foreseeable future will continue to control Boatim, it is not likely that you will be able to elect directors or have any say in the policies of the Company.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The Company’s largest shareholder of common stock beneficially owns approximately 56% of our outstanding common stock either through direct ownership or through another class of capital stock that may be convertible into shares of our common stock. Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

Cautionary Note.

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $500,000) will be $4,500,000. We will use these net proceeds for:

If 41,666,667 Shares (100%) are sold:

Planned Actions	Estimated Cost to Complete
Current SaaS support and development	385,000
Current Marketplace support and development	385,000
Salaries, Administrative, Accounting, Legal (transactional and SEC), Regulatory	634,000
Marketing and Sales	1,197,000
Insurance	120,000
Debt Coverage	273,000
Future Product development and acquisition	1,056,000
Working capital / Cash Reserve	450,000
Commissions and Underwriting Fees	500,000
TOTAL	$5,000,000

If 31,250,000 Shares (75%) are sold:

Planned Actions	Estimated Cost to Complete
Current SaaS support and development	280,000
Current Marketplace support and development	280,000
Salaries, Administrative, Accounting, Legal (transactional and SEC), Regulatory	550,000
Marketing and Sales	890,000
Insurance	120,000
Debt Coverage	273,000
Future Product development and acquisition	782,000
Working capital / Cash Reserve	200,000
Commissions and Underwriting Fees	375,000
TOTAL	$3,750,000

If 20,833,334 Shares (50%) are sold:

Planned Actions	Estimated Cost to Complete
Current SaaS support and development	210,000
Current Marketplace support and development	210,000
Salaries, Administrative, Accounting, Legal (transactional and SEC), Regulatory	412,000
Marketing and Sales	534,000
Insurance	120,000
Debt Coverage	273,000
Future Product development and acquisition	391,000
Working capital / Cash Reserve	100,000
Commissions and Underwriting Fees	250,000
TOTAL	$2,500,000

If 10,416,667 Shares (25%) are sold:

Planned Actions	Estimated Cost to Complete
Current SaaS support and development	81,000
Current Marketplace support and development	81,000
Salaries, Administrative, Accounting, Legal (transactional and SEC), Regulatory	368,000
Marketing and Sales	120,000
Insurance	120,000
Debt Coverage	273,000
Future Product development and acquisition	32,000
Working capital / Cash Reserve	50,000
Commissions and Underwriting Fees	125,000
TOTAL	$1,250,000

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 25%, 50% or 75% of the shares offered for sale in this Offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our historical net tangible book value as of November 30, 2021 was ($2,777,926) or ($0.05) per then outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this Offering (after deducting estimated offering expenses of $500,000, $375,000, $250,000 and $125,000, respectively):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this Offering	$0.12	$0.12	$0.12	$0.12

Historical net tangible book value per share as of November 30, 2021 (1)	(0.05)	(0.05)	(0.05)	(0.05)

Increase in net tangible book value per share attributable to new investors in this Offering (2)	$0.07	0.07	$0.06	$0.06

Net tangible book value per share, after this Offering	$0.02	0.02	$0.01	$0.01

Dilution per share to new investors	$0.10	0.10	$0.11	$0.11

(1)	Based on net tangible book value as of November 30, 2021 of ($2,777,926) and 53,711,394 outstanding shares of Common stock.

(2)	After deducting estimated offering expenses of $500,000, $375,000, $250,000 and $125,000, respectively.

Future Dilution

Dilution may also result from future actions by our Company, and specifically from any increase in the number of shares of the Company’s capital stock outstanding resulting from a stock offering (such as a public offering, a crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

Dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of our Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Percentage Ownership Including All Shares Issued and Outstanding

Share Structure	Number of Shares Beneficially Owned	Percent of Class Before Offering	Percent of Class After Offering
Shares outstanding prior to offering	58,271,539	100.00%	58.31%
Shares offered in offering	41,666,667	0%	41.69%
Total shares (a)	99,938,206	100.00%	100.00%

(a)	Total shares outstanding after the offering equals 99,938,206 and assumes that all shares in the offering are sold.

DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Exchange Listing

Our Common Stock is quoted on the OTCQB Marketplace” under the symbol “BTIM.”

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The initial public offering price was determined by us. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this Offering Circular and otherwise available;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate if the Maximum Offering is reached or, if it is not reached, on the Termination Date.

Minimum Purchase Requirements

The minimum purchase requirement per investor is 41,667 Offered Shares ($5,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $5,000.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”. “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors, so long as their investment in Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Go to www.minivest.com, click on the “Invest Now” button and follow the procedures as described.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

No Selling Security holders

There are no selling security holders in this Offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. The virus and actions taken to mitigate its spread have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which the Company operates. The Company continues to execute its business plan. At the present time, the Company cannot predict the full impact of the COVID-19 virus on its business. Our projections on spending, product development and milestone achievements are likely to be further revised as new information is obtained.

Management’s Discussion and Analysis

Overview

Boatim Inc. (“we”, “our, “Boatim”, the “Company”) is a for profit corporation established under the corporate laws of the State of Nevada on August 15, 2014 as Emerald Data Inc. On January 24th, 2019, the company name was changed to Boatim Inc. Its fiscal year end is August 31.

Boatim, Inc. established Boatim Europe S.L. (“Boatim Europe”) as a private limited company pursuant to the laws of Spain on December 18, 2019, with the Company having indirect control of one hundred percent of the issued and outstanding membership interests of Boatim Europe. Boatim Europe commenced operations in February 2020 and is engaged in the business of providing software development, marketing, and selling services for Boatim Inc.

All membership interests of Boatim Europe are currently held in trust by the Company´s CEO for practical reasons and only until the formal transfer into the name of Company has been completed according to the requirements of applicable Spanish law. In December 2020, the Company finalized the process of collecting and submitting all required paperwork to the Spanish authorities to enter Boatim Inc. as direct owner on public records in Spain, making Boatim Europe a wholly owned subsidiary of the Company.

Originally in the business of producing and distributing furniture, the business was changed to online food blogging as a promotion channel for restaurants, bars and fine dining. Subsequently, following the acquisition of the Boatim software platform, the Company expanded into the boating industry by further developing the software platform. The Boatim software platform is an online boat trading marketplace, combining data-driven technology and our digital marketing capabilities to offer a rolling subscription for service model of access to the platform for the extensive market of global boat dealers.

Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of this Offering will satisfy its cash requirements for the next twelve months. To complete the Company’s entire development plan, it may have to raise additional funds in the next twelve months.

The Company may make significant changes in the number of employees at the corporate level, as well as retaining the services of software developers as contract labor or employees.

Investments. The Company intends to make substantial investment in continued software development and marketing of the three main product categories: consumer applications, “Everything Boat” marketplace, and SaaS which all link together into the Boatim Boat Ecosystem.

Marketing and sales. The Company will incur substantial marketing and sales expenses which will consist primarily of salaries, and benefits for employees engaged in sales, sales support, marketing, business development, and customer service functions. Our marketing and sales expenses also include marketing and promotional expenditures.

Cost of revenue. The Company expects that the cost of revenue for its operations will consist primarily of expenses associated with the acquisition of users, development of proprietary software and technologies and acquisition and partnerships of/with industry participants. These include expenses related to providing products and services and salaries and benefits for employees on our operations teams. licensing and patent costs, data storage and infrastructure, and marketing and sales events.

Research and development. The Company will continue to engage in research and development expenses. These will consist primarily of salaries, and benefits for employees who are responsible for building new products as well as improving existing products. We will expense all of our research and development costs as they are incurred.

General and administrative. The majority of our general and administrative expenses will consist of salaries, benefits, and share-based compensation for certain of our executives as well as our legal, finance, human resources, corporate communications and policy employees, and other administrative employees. In addition, general and administrative expenses include professional and legal services. The Company expects to incur substantial expenses in marketing the current Offering, in closing sales, and in promoting and managing its operations.

Results of Operations

Three Months Ended November 30, 2021 Compared to Three Months Ended November 30, 2020

The following table sets forth information comparing the components of net (loss) income for the three months ended November 30, 2021 and 2020:

	Three Months Ended November 30,		Period over Period Change
	2021	2020	$	%
Revenues, net	$-	$-	$-	-
Cost of revenues	-	-	-	-
Gross profit	-	-	-	-

Operating expenses:
General and administrative	1,435,686	278,528	1,157,158	415.45%
Total operating expenses	1,435,686	278,528	1,157,158	415.45%
Operating loss	(1,435,686)	(278,528)	(1,157,158)	-415.45%

Other (expense) income:
Change in fair value of derivative liability	-	(280,905)	280,905	100.00%
Interest Income (expense)	16	(385,383)	385,399	100.00%
Gain on foreign exchange	3,499	5,497	(1,998)	-36.35%
Total other income (expenses)	3,515	(660,791)	664,306	100.53%
Loss before income taxes	(1,432,171)	(939,319)	(492,852)	-52.47%
Income tax expense	-	-	-	-
Net loss	$(1,432,171)	$(939,319)	$(492,852)	-52.47%
Foreign currency translation adjustment	208	(15,814)	16,022	101.32%
Total comprehensive loss	$(1,431,963)	$(955,133)	$(476,830)	-49.92%

Revenue

For the three months ended November 30, 2021 and 2020, we generated revenue of $- and $-, respectively.

Cost of Revenues

For the three months ended November 30, 2021 and 2020, cost of revenues was $- and $-, respectively.

Gross Profit

For the three months ended November 30, 2021 and 2020, gross profit was $- and $-, respectively.

Operating Expenses

Selling, general and administrative expenses were $1,435,686 and $278,528 for the three months ended November 30, 2021 and 2020, respectively, representing an increase of $1,157,158, or 415.45%. The increase is largely attributable to stock issued for consulting services totaling $743,126 associated with a concentration of resources on marketing and stock-based compensation expense of $225,000 to our CEO.

Other Expenses

Other income (expenses) were $3,515 and ($660,791) for the three months ended November 30, 2021 and 2020, respectively, representing an increase of $664,306, or 100.53%. The increase is largely attributable to a decrease in interest expense and change in fair value of derivative liability.

Income tax expense

There was no income tax expense for the three months ended November 30, 2021 and September 30, 2020.

Net Income (loss)

For the three months ended November 30, 2021, our net loss increased to ($1,432,171), as compared to a net loss of ($939,319) for three months ended November 30, 2020, an increase of ($492,852). The increase in net loss for the three months ended November 30, 2021 was largely attributable to the increase in general and administrative expenses.

Total Comprehensive Income (loss)

For the three months ended November 30, 2021, our total comprehensive loss increased to ($1,431,963), as compared to a total comprehensive loss of ($955,133) for the three months ended November 30, 2020, an increase of ($476,830).

Year Ended August 31, 2021 Compared to Year Ended August 31, 2020

The following table sets forth information comparing the components of net (loss) income for the years ended August 31, 2021 and 2020:

	Years Ended August 31,		Period over Period Change
	2021	2020	$	%
Revenues, net	$900	$118	$782	662.71%
Cost of revenues	-	(4)	4	100.00%
Gross profit	900	114	786	689.47%

Operating expenses:
General and administrative	2,317,196	680,470	1,636,726	240.53%
Total operating expenses	2,317,196	680,470	1,636,726	240.53%
Operating loss	(2,316,296)	(680,356)	(1,635,940)	-240.45%

Other (expense) income:
Change in fair value of derivative liability	(209,068)	456,698	(665,766)	-145.78%
Interest expense	(617,934)	(168,794)	(449,140)	-266.09%
Gain/(Loss) on foreign exchange	27,129	(17,462)	44,591	255.36%
Total other income (expenses)	(799,873)	270,442	(1,070,315)	-395.77%
Loss before income taxes	(3,116,169)	(409,914)	(2,706,255)	-660.20%
Income tax expense	-	-	-	-
Net loss	$(3,116,169)	$(409,914)	$(2,706,255)	-660.20%
Foreign currency translation adjustment	87,943	(20,299)	108,242	533.24%
Total comprehensive loss	$(3,028,226)	$(430,213)	$(2,598,013)	-603.89%

Revenues

For the years ended August 31, 2021 and 2020, we generated $900 and $118 in revenue, respectively.

For the years ended August 31, 2021 and 2020, our cost of goods sold was $0 and ($4), respectively.

Operating Expenses

Our operating expenses were $2,317,196 and $680,470 for years ended August 31, 2021 and 2020, respectively, for an increase of $1,636,726. The increase is largely attributable to operating expenses associated with a concentration of resources in product development, engineering, marketing, reporting and administrative tasks post the acquisition of the Boatim platform as well as operating expenses associated with the new Spanish subsidiary, Boatim Europe.

Other Income (Expenses)

Other Income (Expenses) were ($799,873) and $270,442 during the years ended August 31, 2021 and 2020, respectively, representing a decrease of ($1,070,315). The decrease is largely attributable to an increase in interest expense and change in fair value of derivative liability.

Income tax expense

There was no income tax expense for the years ended August 31, 2021 and 2020.

Net Income (Loss)

For the year ended August 31, 2021, our net loss increased to ($3,116,169), as compared to a net loss of ($409,914) for the year ended August 31, 2020, an increase of ($2,706,255). The increase in net loss is largely attributable to the Company’s increase in general and administrative expenses.

Total Comprehensive Income (loss)

For the year ended August 31, 2021, our total comprehensive loss increased to ($3,028,226), as compared to a total comprehensive loss of ($430,213) for the year ended August 31, 2020, an increase of ($2,598,013).

Liquidity and Capital Resources

The following table summarizes the cash flows for the three months ended November 30, 2021 and 2020:

	2021	2020
Cash Flows:

Net cash (used in) operating activities	(248,198)	(297,054)
Net cash provided by (used in) investing activities	-	(185,769)
Net cash provided by financing activities	201,244	504,750

Effect of exchange rate changes on cash	(9,597)	(15,814)

Net (decrease) increase in cash	(56,551)	6,113
Cash at beginning of period	69,827	38,427
Cash at end of period	$13,276	$44,540

At November 30, 2021, we had $13,276 in cash and there were outstanding liabilities of $2,832,735 (cash of $69,827 and liabilities of $2,489,789 on August 31, 2021, respectively). The stockholders’ deficit was $2,248,399 as of November 30, 2021 and $1,804,402 as of August 31, 2021.

There was $248,198 cash used by operations in the three months ended November 30, 2021 ($297,054 net cash used in operating activities during the three months ended November 30, 2020), $0 used in cash for investing activities for the three months ended November 30, 2021 ($185,769 used in cash for investing activities during the three month period ended November 30, 2020) and $201,244 cash provided through financing activities during the three months ended November 30, 2020 ($504,750 for the three months ended November 30, 2020). This resulted in $56,551 changes in net cash during the three months ended November 30, 2021 and $6,113 change in net cash during the three months ended November 30, 2020, respectively.

Cayo Ventures GmbH has verbally agreed to continue to loan the Company funds for operating expenses in a limited scenario, but it has no legal obligation to do so.

There is limited historical financial information about us upon which to base an evaluation of our performance. We have meaningfully commenced business operations based upon the amount of revenue we have been able to generate. We are in start-up stage of operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity, or capital expenditures.

Recent Financing Transactions

Convertible Notes Payable

For the three months ended November 30, 2021 and year ended August 31, 2021, the Company issued the following new convertible notes payable:

On July 21, 2020, the Company issued convertible notes in the amount of $500,000 and $560,000 to two unrelated parties, in exchange for their assumption of the December 8, 2018 note and related party loans owed to Cayo for the same amounts. The notes do not bear interest and matured on January 22, 2021. The first note in the amount of $500,000 is convertible into common shares at the rate equivalent to 70% of the Company’s 30-day average stock price prior to conversion. The second note in the amount of $560,000 is convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion.

On September 22, 2020, the Board approved the issuance of up to $5,000,000 in new convertible notes, in multiple tranches, convertible at maturity into common shares. During the second, third and fourth fiscal quarters ended August 31, 2021 the Company received tranches of $62,500, $45,000, $60,000, $110,000, $130,000, $83,000 and $48,100, respectively from unrelated parties under this facility. The note in the amount of $62,500 matures on March 31, 2021 and is convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion. The note in the amount of $45,000 matures on June 22, 2021, the note in the amount of $60,000 matures on July 22, 2021, the note in the amount of $110,000 matures on August 22, 2021, the note in the amount of $130,000 matures on September 22, 2021, the note in the amount of $48,100 matures on October 1, 2021 and the note in the amount of $83,000 matures on October 1, 2021; these notes are convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion but no less than $0.10 value per share of common stock.

On January 10, 2021 the holder of the note in the amount of $500,000 converted $500,000 of its note into 578,681 shares of common stock and the unamortized discount at the date of conversion of $27,838 was written off to interest expense.

On January 10, 2021 the holder of the note in the amount of $560,000 converted $560,000 of its note into 567,108 shares of common stock and the unamortized discount at the date of conversion of $22,439 was written off to interest expense.

On April 23, 2021 the holder of the note in the amount of $62,500 converted $62,500 of its note into 135,038 shares of common stock.

On June 7, 2021 and June 8, 2021, the Company issued convertible notes in the amount of $696,000 and $441,000 to two unrelated parties, in exchange for their assumption of related party loans owed to Cayo for the same amounts. These notes are convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion but no less than $0.10 value per share of common stock.

Please see NOTE 7 – CONVERTIBLE NOTES and NOTE 10 - SUBSEQUENT EVENTS within the Company’s consolidated financial statements for the three months ended November 30, 2021 for further information.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the fair value of the Company’s common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934. Our continuing reporting obligations under Regulation A are deemed to be satisfied, as long as we comply with our Section 13(a) reporting requirements. As a Tier 2 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering.

BUSINESS

Boatim Inc. (“we”, “our, “Boatim”, the “Company”) is a for profit corporation established under the corporate laws of the State of Nevada on August 15, 2014 as Emerald Data Inc. On January 24th, 2019, the company name was changed to Boatim Inc. Its fiscal year end is August 31.

Boatim, Inc. established Boatim Europe S.L. (“Boatim Europe”) as a private limited company pursuant to the laws of Spain on December 18, 2019, with the Company having indirect control of one hundred percent of the issued and outstanding membership interests of Boatim Europe. Boatim Europe commenced operations in February 2020 and is engaged in the business of providing software development, marketing, and selling services for Boatim Inc.

All membership interests of Boatim Europe are currently held in trust by the Company´s CEO for practical reasons and only until the formal transfer into the name of Company has been completed according to the requirements of applicable Spanish law. In December 2020, the Company finalized the process of collecting and submitting all required paperwork to the Spanish authorities to enter Boatim Inc. as direct owner on public records in Spain, making Boatim Europe a wholly owned subsidiary of the Company.

Originally in the business of producing and distributing furniture, the business was changed to online food blogging as a promotion channel for restaurants, bars and fine dining. Subsequently, following the acquisition of the Boatim software platform, the Company expanded into the boating industry by further developing the software platform. The Boatim software platform is an online boat trading marketplace, combining data-driven technology and our digital marketing capabilities to offer a rolling subscription for service model of access to the platform for the extensive market of global boat dealers.

Principal Products, Services, and Their Markets

Since the acquisition of the Boatim software platform and the creation of an additional business line, management has focused on operating a global online boat marketplace as its primary business line.

We intend to combine our strengths in data-driven technology businesses, the growing online boating community, and our digital marketing capabilities to offer a rolling subscription for service model of access to the Boatim platform for the extensive market of global boat dealers and intend to establish steady revenue streams this way. Our connection with the online communities in key markets, as well as our presence in the key boating communities of Florida and Barcelona, Spain, will be of substantial benefit when further rolling out our online marketplace product to dealers. Dealers will be able to purchase additional options to boost their listings, for example “Featured Listings”. In order to make the process as smooth and seamless as possible for new customers, Boatim recently launched in beta its Smart Connected InventoryTM offering, allowing dealers to automatically connect and manage their inventory on the Boatim platform.

With the Boatim platform intended to attract many boat owners and sellers, we are creating a growing social and commercial community around the subject of boats. The community will be enhanced by relevant boating content from various sources, including internally developed by Boatim’s own team. As the community grows in size and activity, it is intended to attract boat manufacturers, boat show promoters, and other trade players, which will create an additional revenue stream for paid advertising and sponsored content.

Milestones and Budget

We have created the following milestones and budgets. It is important to note that achievement of these milestones and their budget targets is subject to substantial risk. Please see “Risk Factors” and “Forward Looking Statements.”

Operational Objectives February 1, 2022 to April 30, 2022:

Expected proceeds from Reg A offering	Operational Objectives
$290,000	Marketing Ramp-up of selling current SaaS and continued development / support
205,000	Continued App and consumer marketplace software development
91,000	Debt Coverage
60,000	Insurance
80,000	Office, Administrative, Salaries, Business travel
27,000	Legal and outside accounting for business transactions
10,000	Filing of February 28, 2022 Quarterly report- legal, auditor review, edgar
50,000	User incentivization and brand partnerships
150,000	Cash reserve
$963,000	TOTAL

Operational Objectives May 1, 2022 to July 31, 2022:

Expected proceeds from Reg A offering	Operational Objectives
$176,000	Marketing and selling current SaaS and continued development / support
180,000	Continued App and consumer marketplace software development
91,000	Debt Coverage
60,000	Insurance
120,000	Office, Administrative, Salaries, Business travel
27,000	Legal and outside accounting for business transactions
10,000	Filing of May 31, 2022 Quarterly report- legal, auditor review, edgar
236,000	Boat Ecosystem development and marketing
140,000	E-Commerce Platform build and marketing
75,000	User incentivization and brand partnerships
150,000	Cash reserves
$1,265,000	TOTAL

Operational Objectives August 1, 2022 to October 31, 2022:

Expected proceeds from Reg A offering	Operational Objectives
$140,000	Marketing and supporting current products
170,000	Boat Ecosystem development and marketing
91,000	Debt Coverage
80,000	Boat Show Participation
120,000	Office, Administrative, Salaries, Business travel
30,000	Legal- business transactions
260,000	E-Commerce Platform build and marketing
95,000	User incentivization and brand partnerships
$986,000	TOTAL

Operational Objectives November 1, 2022 to January 31, 2023:

Expected proceeds from Reg A offering	Operational Objectives
$180,000	Marketing and Support of current products
340,000	Boat Ecosystem development and marketing
310,000	New market expansion and product development
180,000	Office, Administrative, Salaries, Business travel
95,000	User Incentivization and brand partnerships
30,000	Filing of August 31, 2022 Annual report- legal, auditor review, edgar
150,000	Cash reserves
$1,285,000	TOTAL

Competition for the Company’s current operations

Prior to the pandemic, Boaters found their boats through word of mouth, but due to social distancing, online sales increased, with dealerships like MarineMax, Inc (NYSE: HZO) leading the way for large profits with 37% year over year increases during the pandemic. For the nine months ended June 30, 2021, MarineMax revenue was up over 44% to $1.6 billion compared with $1.1 billion for the same period last year. MarineMax’s success in part relies on its standardized buying process for all of its dealers in the United States. Boatim’s Ecosystem, including its SaaS and marketplace, standardizes the entire industry at a click not even MarineMax can keep up with. Buyers are begging for a standard system to find and purchase boats, as well as “trade up” their current boat. Boatim has built this and continues to perfect its process so that it not only is everything boat but provides the entire boat buying process with a few swipes on a smartphone.

While other companies come into the boating marketplace, Boatim is unique as it seeks to unify all boat offerings - dealers, services, charters, clubs, etc., into one platform that is consumer based so that boaters can find what they need with ease. Boatim does not compete directly with but is complimentary to the currently existing boating equipment, vessels and services in the industry.

Market Opportunity for Online Boats Sales

The world has arrived solidly in the next generation of connectivity and digital services and products. Regardless of industry, digital marketing and selling is increasingly used as a company’s primary marketing tool for sales and services, thus increasing market reach and even introducing entirely new distribution channels.

The boating market has 24.2 million private boat owners, and more than 1.5 million used boats are traded annually. For every boat owner, there are 5 prospective owners or those who are seriously interested in owning one. We estimate that there are over 100,000 relevant participants in the boat and yacht industry worldwide.

According to research by Grand View Research, Inc., in 2019 the global market size for the new and used leisure boat market was $39.75 billion, and for the leisure boat rental market, $6.5 billion.

Initial observations and media articles indicate that boating as a leisure and recreational activity has not suffered from a loss of interest as a result of the current global novel coronavirus pandemic. In fact, several market participants have noticed an increase in demand for leisure boats, given their ability to support distancing from other watercraft and their users, and the benefits of outdoor activity.

Growth Issues

Scalability

Boatim began marketing its Customer Relationship Management Software-as-a-service (SaaS) to European boat brokers in the end of 2020 and grew to be adopted by approximately 8% of the entire global market. By building a SaaS that contains self-onboarding and AI to help users navigate not only the marketing process but the software itself, Boatim created a system that is “hands off” and requires minimal backend support. As Boatim continues to build new features into the SaaS, such as accounting, boat verification, and social media integration, its robust backend will continue to support the self-onboarding allowing even the least technological dealer to adopt Boatim’s system. In conjunction with its SaaS, Boatim has built and continues to build a globally compliant marketplace to connect everything boat. Boatim’s current capacity allows for over 300,000 unique users at a time, which if exceeded, would automatically increase as its elastic data structure and load balancing can support several times this amount. Boatim continues development of its mobile applications and unique partnerships within the boating industry to roll out each new product and feature to get more people on the water and using Boatim’s tools without difficulty.

Insufficient Capital

Boatim built a tremendous SaaS in 2020 to 2021, exhausting it of resources. While the company’s SaaS integrates the boat buying and selling process into the digital world better than any product before it, without the ability to properly market the SaaS and continue to build user interactions on Boatim’s marketplace and mobile applications, continued growth and adoption will take much more time than hoped. If Boatim is not funded properly, it will prevent us from capturing a significant portion of the market. To establish a first mover advantage in this space, Boatim is seeking funding from the capital markets which may include debt and equity offerings.

Development Lead Time

We anticipate that the lead time for the development of our entire Ecosystem is approximately 10 months. This reflects continued SaaS marketing, professional boating partnerships and onboarding onto our marketplace, digitization of boat records, designs, service manuals and the prototyping and testing of each digital boat model and manufacturer to ensure accurate data and seamless integration with the manufacturers and consumers, as well as, operational readiness, and market readiness.

Marketing Strategy

Boatim already markets its products through a small sales force based in Barcelona, Spain. The primary source of marketing is through direct selling and marketing. Boatim also attends and will exhibit its mobile applications to consumers at boat shows and events, to help market the Ecosystem and marketplace. Boatim has approximately 40,000 social media followers and over 100,000 interactions each month with consumers who will use its products once these products are built and launched.

The Company will implement a direct sales and marketing strategy to reach potential customers and generate revenues.

Seasonality

We do not expect any seasonality in our business.

Employees

As of February 7, 2022, the group employed 7 people on a full-time basis, including its officers and directors, and regularly utilized the services of 10 independent contractors.

Government Regulation

We are required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the e-commerce trading platforms industry in any jurisdiction which we would conduct activities. We do not believe that regulation will have a material impact on the way we conduct our business.

Legal Proceedings

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Description of Property

Since January 23, 2019, the principal executive offices are located at 7950 NW 53rd Street, Suite 337, Miami, FL 33166, our phone number is (305)-239-9993.

The Company’s subsidiary, Boatim Europe, has one office lease located at Marina Port Vell Carrer de l’Escar, 26, 08039 Barcelona Spain with OneCoWork. This new lease calls for rent payments of €1,800 plus VAT in monthly payments. In addition, the lease also includes the use of a flexible work desk for an additional €150 plus VAT. The lease begins May 1, 2021, is month to month with no permanency clause, of which management intends to renew.

We currently have no investment policies as they pertain to real estate, real estate interests or real estate mortgages.

Patents, Trademarks, Licenses, Agreements, or Contracts

As part of our business, we will seek to protect our intellectual property rights in various ways, including through trademarks, copyrights, trade secrets, including know-how, patents, patent applications, employee and third-party nondisclosure agreements, intellectual property licenses and other contractual rights. We currently hold the following patent, trademark, or product license: Smart Connected InventoryTM; BoatimTM. We have not entered into any vendor agreements or contracts that give or could give rise to any obligations or concessions.

MANAGEMENT AND DIRECTORS

Directors and Executive Officers

Set forth below are the present directors, director nominees and executive officers of the Company as of August 31, 2021. There are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

NAME	AGE	POSITION
Joseph Johnson	43	Director and Chief Executive Officer
Wolfgang Tippner	64	Director
Mario Beckles	47	Director and Chief Financial Officer

The persons named above are expected to hold their offices/positions until the next annual meeting of our stockholders. The officer and director set forth herein is our only officer, director, promoter and control person, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Information about our Executive Officers

The business experience during the past five years of the person presently listed above as an Officer or Director of the Company is as follows:

Mr. Joseph Johnson

Mr. Johnson, an expert in strategy, growth, and business restructuring, recently served as Chief Executive Officer and President of the Board of Directors of a U.S. publicly traded real estate technology company, taking the company from the OTC Pink to the Venture Exchange (OTCQB), doubling share value. He has worked with hundreds of companies as an attorney and consultant ranging from watersports to nutraceuticals to ERP to telemedicine. Throughout his 18-year career he has served as inside and outside legal counsel, board member and C-Level Management with numerous private and public companies and has a track record of successfully scaling businesses. Mr. Johnson is a licensed attorney in California and also holds an M.B.A. Mr. Johnson’s undergraduate degree is in business finance from California Polytechnical State University, Pomona.

Mr. Wolfgang Tippner

Mr. Tippner, age 64, is a seasoned venture capitalist and financier with over 40 years of experience as a capital-markets professional and as director of public and private companies. Boatim benefits from Mr. Tippner’s wealth of experience as a savvy deal maker, an adept financier and as a results-driven leader of dynamic public companies.

Mario A. Beckles

Mr. Beckles has over 20 years of experience in financial reporting, financial accounting, tax and audit works. He is US based (FL) and his areas of expertise include, inter alia, information technology and retail. He began his career as a Senior Auditor with Deloitte and has since held positions as CFO of First Liberty Power Corp, a publicly traded mining company, was a Partner at Jersey Fortress Capital Partners, a boutique investment banking firm or was a Senior Financial Reporting Analyst with SimplexGrinnell, a $2B Fire & Security Contractor. Mario is a member of the American Institute of Certified Public Accountants and holds a CPA license with the state board of Florida.

Mario replaces Boatim Inc.´s prior CFO, Mr. Benjamin L. Salter, who´s resignation was accepted by the shareholders on that same date as part of reorganizing leadership with stronger emphasis on US markets. Mr. Salter´s resignation was not due to any disagreement with the Company, its policies or practices.

Family Relationships

There are no family relationships among the directors and executive officers.

Conflicts of Interest- General

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While our certain of our officers and directors are engaged in business activities outside of our business, they devote to our business such time as they believe to be necessary.

Conflicts of Interest- Corporate Opportunities

Presently no requirement contained in our Articles of Incorporation, Bylaws, or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

Committees to the Board of Directors

In the ordinary course of business, the board of directors maintains a compensation committee and an audit committee.

The primary function of the compensation committee is to review and make recommendations to the board of directors with respect to the compensation, including bonuses, of our officers and to administer the grants under our stock option plan.

The functions of the audit committee are to review the scope of the audit procedures employed by our independent auditors, to review with the independent auditors our accounting practices and policies and recommend to whom reports should be submitted, to review with the independent auditors their final audit reports, to review with our internal and independent auditors our overall accounting and financial controls, to be available to the independent auditors during the year for consultation, to approve the audit fee charged by the independent auditors, to report to the board of directors with respect to such matters and to recommend the selection of the independent auditors.

In the absence of a separate audit committee our board of directors’ functions as audit committee and performs some of the same functions of an audit committee, such as recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditor’s independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

(1) had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5) has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Business Conduct and Ethics

The Company has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is posted on our website at: conduct.boatim.com.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table indicates the cash and non-cash compensation earned from the Company during the fiscal years ended August 31, 2021 and 2020 by the current and former executive officers of the Company and each of the other two highest paid executives or directors, if any, whose total compensation exceeded $100,000 during those periods.

Summary Compensation Table
Name and Principal Position	Year	Fees earned or paid in cash ($)	Bonus (cash) ($)	Common Stock Awards (#)	Common Stock Awards ($)	All Other Compensation ($)	Total ($)
Joseph Johnson (1)	2021	41,666	-	-	-	-	41,666
President CEO, (Principal Executive Officer) Director

Wolfgang Tippner (2)	2021	120,000	-	-	-	-	120,000
Former President CEO, (Principal Executive Officer) Director	2020	48,000	-	-	-	-	48,000

Mario Beckles (3)	2021	19,500	-	-	-	-	19,500
Chief Finance Officer, Director

Ben Salter (4)	2021	122,671	-	-	64,493	-	187,164
Former Chief Finance Officer, Director

Teck Sion Lim (5)	2020	-	-	-	-	-	-
Former Chief Finance Officer, Director

(1)	Mr. Johnson was appointed as a Director on June 30, 2021 and as the Company’s Chief Executive Officer on July 1, 2021.

(2)	Mr. Tippner was appointed as a Director and as the Company’s Chief Executive Officer on April 29, 2019. Mr. Tippner resigned as the Company’s Chief Executive Officer on June 30, 2021 effective as of July 1, 2021.

(3)	Mr. Beckles was appointed as a Director and as the Company’s Chief Financial Officer on March 19, 2021.

(4)	Mr. Salter resigned as a Director and as the Company’s Chief Financial Officer on March 19, 2021. Mr. Salter resigned as head of Business Development and Operations in Europe on January 1, 2022.

(5)	Mr. Lim received no compensation during the year ended August 31, 2020. Mr. Lim resigned as the Company’s Chief Financial Officer on December 15, 2020.

Employment Agreements

On June 22, 2021, the Company entered into an Employment Agreement (the “Agreement”) with Joseph Johnson (the “Executive”) for his role as Chief Executive Officer and President of the Board of Directors. Under the terms of the Agreement, the Executive shall receive $250,000 as a base salary per annum and an annual bonus of 200% of his base salary. The Executive was to receive 1,000,000 shares of unrestricted common stock upon entry into the Agreement and up to an additional 5,00,000 shares of common stock based on milestones of capital raised during the first six (6) months of the Agreement. As of the date of this filing, the Executive has not received any shares of common stock under the terms of the Agreement.

Stock Option Plan and other Employee Benefits Plans

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

To the best of our knowledge, from January 1, 2019 to November 30, 2021, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Statement of Policy

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our Common Stock as of February 7, 2022 by:

●	each shareholder known by us to beneficially own more than 5% of our outstanding Common Stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

Percentage ownership in the following table is based on 58,271,539 shares of common stock outstanding as of February 7, 2022 and includes:

●	2,115,385 shares of common stock issuable upon conversion of the Secured Convertible Promissory Note issued to Medithority, LLC on December 20, 2021

●	1,100,000 shares of common stock issuable upon exercise of a Warrant issued to Medithority, LLC on December 20, 2021

●	1,282,046 shares of common stock issuable upon conversion of the Amended and Restated Secured Convertible Promissory Note issued to Quick Capital, LLC on January 7, 2022

●	724,058 shares of common stock issuable upon exercise of an Amended and Restated Warrant issued to Quick Capital, LLC on January 7, 2022

Name of Beneficial Owner (1)(2)	Common Stock Beneficially Owned	Percentage of Common Stock
Joseph Johnson (3)	0	0.00%
Mario Beckles (3)	0	0.00%
Wolfgang Tippner (3)	0	0.00%
Directors and Officers as a Group (3 individuals)	0	0.00%

JTT Global Ventures Ltd. (4)	32,766,667	51.61%
Medithority, LLC (5)	5,965,385	9.40%
Quick Capital, LLC (6)	3,816,249	6.01%

(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of February 7, 2022 are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any person. Percentages are based on a total of shares of Class A common stock outstanding on February 7, 2022, and the shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of February 7, 2022.
(2)	The number of common shares outstanding used in computing the percentages is 63,493,028.
(3)	The address for Messrs. Johnson, Beckles and Tippner is 7950 NW 53rd St, Suite 337, Miami, FL 33166.
(4)	The address for JTT Global Ventures Ltd. is Ground floor, Coastal Building, Wickhams Cay II, Road Town, Tortola, BVI and its principal is a private trust.
(5)	The address for Medithority, LLC is 2880 Bicentennial Pkwy, Suite 100, #152 Henderson, NV 89044 and its manager is Christopher Lewis. Includes 2,115,385 shares of common stock issuable under a Secured Convertible Promissory Note, 1,100,000 shares issuable under a Warrant and 2,750,000 commitment shares.
(6)	The address for Quick Capital, LLC is 66 West Flagler St., 900-#2292, Miami, FL 33130 and its manager is Eilon D. Natan. Includes 1,282,046 shares of common stock issuable under an Amended and Restated Secured Convertible Promissory Note, 724,058 shares issuable under a Warrant and 1,810,145 commitment shares.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Director Independence

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The OTCBB on which shares of common stock are quoted does not have any director independence requirements. The NASDAQ definition of “Independent Director” means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

According to the NASDAQ definition, we do not have any independent directors because each is also an executive officer of the Company. All current directors are or may become in the future shareholders of the Company.

Related Party Transactions

Mr. Robert Glass, a lawyer, is providing services free of charge from time to time, such services involving advice on accounting matters and processing of information for reporting services.

During the fiscal year ended August 31, 2021, Cayo Ventures GmbH (“Cayo”), a related party, advanced a total of $1,216,420 to the Company. Cayo is owned by the former majority shareholder and former officer, Mr. Yves Toelderer. On June 7, 2021 and June 8, 2021, the Company issued convertible notes in the amount of $696,000 and $441,000 to two unrelated parties, in exchange for their assumption of related party loans owed to Cayo for the same amounts. There was no gain or loss on extinguishment recorded on the old Cayo Venture loan. During the three months ended November 30, 2021 and 2020, Cayo Ventures advanced the Company a total of $192,541 and $490,212, respectively. As of November 30, 2021 and August 31, 2021, the Company owed a total of $619,992 and 427,451, respectively, to Cayo, which includes $2,833 owed to Yves Toelderer. These loans are unsecured, non-interest bearing and due on demand.

On June 1, 2020, the Company entered into services agreement with Mr. Wolfgang Tippner, as Chief Executive Officer. The agreement calls for a sign-on bonus of $24,000, payable within 6 months from the date of the agreement and a cash compensation for his services of $8,000 per month. During the three months ended November 30, 2021 and August 31, 2020, a total of $0 has been paid to Mr. Tippner, respectively. As of November 30, 2021 and August 31, 2021, $120,000 in accrued compensation remains outstanding.

On July 1, 2020, the Company entered into a service agreement with Mr. Patrick Burkert, as Chief Marketing Officer. The agreement calls for a sign on bonus of 500,000 shares of restricted common stock, of which 50,000 shares are due within two weeks of the date of the agreement, 200,000 shares after 6 months, and the remaining shares after 12 months. He will also receive a base salary of €144,000 per year. In addition, Mr. Burkert is eligible to receive a performance bonus equal to 50% of his base salary, based upon targets set by the board of directors of the Company. None of the bonus has been earned to date. Mr. Patrick Burkert resigned as a member of the Board of Directors on February 12, 2021. During the three months ended November 30, 2021 and 2020, a total of $0 and $38,794, respectively, has been paid to Mr. Burkert in cash compensation. As of November 30, 2021 and August 31, 2021, $0 in accrued cash compensation remains outstanding.

On January 1, 2021, the Company entered into a service agreement with Mr. Benjamin Salter, as Director and Chief Financial Officer. The agreement calls for a sign on bonus of options for 500,000 shares of common stock at a strike price of $0.10 per share. See Note 10. The options must be exercised within 15 months from the date of the agreement and can be executed no earlier as follows: 50,000 within two weeks of the date of the agreement, 200,000 shares after 6 months, and the remaining shares after 12 months. The agreement calls for a base salary of Swiss francs (CHF) 150,000 per year, increasing to CHF 180,000, payable in increments of CHF 15,000 per month from April 1, 2021 onward. In addition, Mr. Salter is eligible to receive a performance bonus equal to 50% of his base salary, based upon targets set by the board of directors of the Company. During the three months ended November 30, 2021 a total of $43,992 has been paid to Mr. Salter in cash compensation. As of November 30, 2021 and August 31, 2021, $87,889 and $78,679 in accrued cash compensation remains outstanding, respectively. As of August 31, 2021, there was $0 earned or accrued for a performance-based bonus. Mr. Salter resigned as a member of the Board of Directors and as CFO on March 19, 2021 but continues with the Company heading business development and operations in Europe.

On April 1, 2021, the Company entered into an independent contractor agreement with Mr. Salter, as Head of Operations. The agreement calls for a monthly payment of CHF 14,000 per month with CHF 8,000 to be paid in cash and the balance of $6,000 to be deferred on a monthly basis up to an amount not exceeding CHF 70,000 with payment terms to be decided by the Company. In addition, Mr. Salter is to receive options for 25,000 shares of common stock each month at a strike price of $0.10 per share with a term of 15 months. The Company agreed to also make a cash payment to Mr. Salter on exercise of his options of $2,500. During the year ended August 31, 2021, the Company recognized $31,331 of stock-based compensation expense for the options granted under this agreement. During the three months ended November 30, 2021 a total of $26,480 in cash compensation was paid to Mr. Salter under this agreement, and $19,840 of stock options were granted. On January 1, 2022, Mr. Salter resigned as head of business development and operations in Europe.

On March 19, 2021, the Company entered into a service agreement with Mr. Mario Beckles, as Director and Chief Financial Officer, commencing on April 1, 2021. The agreement calls for cash compensation in the amount of $3,000 per month to be paid monthly. During the three months ended November 30, 2021 a total of $6,000 has been paid to Mr. Beckles in cash compensation. As of November 30, 2021 and August 31, 2021, $7,500 and $4,500 unpaid cash compensation is outstanding, respectively.

On June 22, 2021, the Company entered into an employment agreement with Mr. Joseph Johnson, as a member of the Board of Directors and as Chief Executive Officer. The agreement provides for a base salary of $250,000 per year, subject to an inflationary increase using the US Consumer Price Index. The agreement also provides for an annual incentive bonus equal to 200% of his base salary and a sign on bonus of 1,000,000 shares of unrestricted common stock which will be fully vested with a service period of six (6) months from the date of the agreement. In addition, Mr. Johnson is eligible to receive a performance bonus equal to 1,000,000 fully vested shares of common stock for each net liquid $1,000,000 in equity raised by the Company during his first six (6) months of tenure as CEO, up to a maximum of 5,000,000 shares. During the three months ended November 30, 2021 a total of $62,499 was earned but unpaid to Mr. Johnson and $225,000 in stock based compensation has been earned but not issued to Mr. Johnson to date. As of November 30, 2021, there was $0 earned or accrued for the incentive-based bonus. As of November 30, 2021 and August 31, 2021, $83,332 and $20,833 unpaid cash compensation is outstanding, respectively.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manner:

●	Disclosing such transactions in reports where required;

●	Disclosing in any and all filings with the SEC, where required;

●	Obtaining disinterested directors consent; and

●	Obtaining shareholder consent where required.

SECURITIES OFFERED

Boatim, Inc. (“Boatim,” “We,” or the “Company”) is offering up to $5,000,000 total of Securities, consisting of Common Stock, $0.001 par value (the “Common Stock” or collectively the “Securities”).

DESCRIPTION OF SECURITIES

Securities Being Offered

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

The holders of our common stock currently have (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company (iii) do not have preemptive, subscription or conversion rights and there are no Our or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stock holders may vote. Please refer to the Company’s Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company’s securities.

Common Stock

The Company is authorized to issue 500,000,000 shares of Common Stock, par value $.001.

Capitalization

Security	Par Value	Authorized	Outstanding	Voting Rights
Common Stock	0.001	500,000,000	58,271,539	1:1

Preferred stock

We do not have an authorized class of preferred stock.

Nevada Anti-Takeover Law

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation’s articles of incorporation. In the event that a few stockholders end up owning a significant portion of our issued and outstanding common stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. In the future, our Board of Directors may decide, at their discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

Transfer Agent

Our Transfer Agent is Globex Transfer, LLC whose address is 780 Deltona Blvd., Deltona, FL 32725. Telephone (813) 344-4490. Fax (386) 267-3124. The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Law Offices of Thomas J. Beener whose address is 2244 Faraday Avenue, Carlsbad, CA 92008. Telephone: (760) 603-1238.

EXPERTS

The financial statements for the years ended August 31, 2021 and 2020 for Boatim, Inc. included in this prospectus and elsewhere in the registration statement have been audited by MaloneBailey, LLP, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

PART 1 – FINANCIAL INFORMATION

Item 1. Financial Statements

The accompanying interim consolidated financial statements of BOATIM Inc. (“the Company”, “we”, “us” or “our”), have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted principles have been condensed or omitted pursuant to such rules and regulations.

The interim consolidated financial statements should be read in conjunction with the company’s latest annual financial statements.

In the opinion of management, the financial statements contain all material adjustments, consisting only of normal adjustments considered necessary to present fairly the financial condition, results of operations, and cash flows of the Company for the interim periods presented.

BOATIM INC.

CONSOLIDATED BALANCE SHEETS

	November 30,	August 31
	2021	2021
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$13,276	$69,827
Prepaid expenses	6,873	7,500
VAT receivable	20,533	17,810
Total current assets	40,682	95,137

Deposits	9,240	9,440
Fixed assets, net	4,887	14,434
Capitalized software costs	481,676	510,633
Right of use asset – operating lease	47,851	55,743
Total non-current assets	543,654	590,250

TOTAL ASSETS	$584,336	$685,387

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$534,083	$373,039
Related party loan	619,992	427,451
Loan payable	20,000	20,000
Convertible notes, net of unamortized discount	1,613,556	1,613,556
Current portion - operating lease obligation	23,716	33,333
Total current liabilities	2,811,347	2,467,379

Non-current Liabilities:
Operating lease obligation, net of current portion	21,388	22,410
TOTAL LIABILITIES	2,832,735	2,489,789

STOCKHOLDERS’ DEFICIT
Common stock: authorized 500,000,000; $0.001 par value; 53,711,394 and 51,780,838 shares issued and outstanding as of November 30, 2021 and August 31, 2021	53,712	51,781
Additional Paid in Capital	2,976,090	1,990,055
Accumulated deficit	(5,345,646)	(3,913,475)
Accumulated other comprehensive income	67,445	67,237
Total Stockholders’ deficit	(2,248,399)	(1,804,402)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$584,336	$685,387

The accompanying notes are an integral part of these unaudited consolidated financial statements.

BOATIM INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended November 30,
	2021	2020
Operating expenses:
General and administrative expenses	$1,435,686	$278,528
Total operating expenses	1,435,686	278,528

Loss from operations	(1,435,686)	(278,528)

Other Income (Expense):
Change in fair value of derivative liability	-	(280,905)
Interest Income (expense)	16	(385,383)
Gain (loss) on foreign exchange	3,499	5,497
Total other income (expense)	3,515	(660,791)

Net loss before income tax provision	(1,432,171)	(939,319)
Provision for income tax	-	-

Net loss	$(1,432,171)	$(939,319)
Other comprehensive income:
Foreign currency translation adjustment	208	(15,814)

Total Comprehensive loss	$(1,431,963)	$(955,133)

Net loss per common share
Basic and diluted	$(0.03)	$(0.02)

Weighted average common shares outstanding
Basic and diluted	52,326,168	50,500,011

The accompanying notes are an integral part of these unaudited consolidated financial statements.

BOATIM INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED NOVEMBER 30, 2021 AND 2020

(Unaudited)

	Common Stock: Shares	Common Stock: Amount	Additional Paid in Capital	Accumulated other Comprehensive Loss	Accumulated Deficit	Totals
Balance – August 31, 2020	50,500,011	$50,500	$(259,635)	$(20,706)	$(797,306)	(1,027,147)

Foreign currency translation adjustment	-	-	-	(15,814)	-	(15,814)
Net loss	-	-	-	-	(939,319)	(939,319)

Balance November 30, 2020	50,500,011	$50,500	$(259,635)	$(36,520)	$(1,736,625)	(1,982,280)

	Common Stock: Shares	Common Stock: Amount	Additional Paid in Capital	Accumulated other Comprehensive Income	Accumulated Deficit	Totals
Balance – August 31, 2021	51,780,838	$51,781	$1,990,055	$67,237	$(3,913,475)	(1,804,402)

Common stock issued for services	1,930,556	1,931	741,195	-	-	743,126
Stock-based compensation			244,840			244,840
Foreign currency translation adjustment	-	-	-	208	-	208
Net loss	-	-	-	-	(1,432,171)	(1,432,171)

Balance November 30, 2021	53,711,394	$53,712	$2,976,090	$67,445	$(5,345,646)	(2,248,399)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

BOATIM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the three months ended November 30,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$(1,432,171)	$(939,319)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Shares issued for services	743,126	-
Stock-based compensation	244,840
Change in fair value of derivative liability	-	280,905
Depreciation expense	8,658	-
Amortization of debt discount	-	385,383
Amortization of right of use assets	7,892	34,585
Amortization of capitalized software costs	28,956	-
Gain on foreign exchange	(3,499)	(5,497)
Change in operating assets and liabilities,
Prepaid expenses	627	-
VAT receivable	(3,589)	(17,810)
Deposits	-	(4,683)
Accounts payable and accrued expenses	164,854	3,968
Operating lease obligation	(7,892)	(34,586)
NET CASH USED IN OPERATING ACTIVITIES	(248,198)	(297,054)

INVESTING ACTIVITIES:
Fixed asset purchases	-	(10,922)
Software development costs	-	(174,847)
NET CASH USED IN INVESTIING ACTIVITIES	-	(185,769)

FINANCING ACTIVITIES:
Proceeds from related party loan	201,244	490,212
Proceeds from convertible note	-	62,500
Repayment of loan	-	(47,962)
NET CASH PROVIDED BY FINANCING ACTIVITIES	201,244	504,750

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(9,597)	(15,814)

NET INCREASE/(DECREASE) IN CASH	(56,551)	6,113
CASH – BEGINNING OF PERIOD	69,827	38,427
CASH – END OF PERIOD	$13,276	$44,540

SUPPLEMENTAL CASHFLOW INFORMATION:
Cash paid for:
Income tax	$-	$-
Interest	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount from derivative liability	$-	26,179

The accompanying notes are an integral part of these unaudited consolidated financial statements.

BOATIM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOVEMBER 30, 2021

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Boatim Inc. (“we”, “our, “Boatim”, the “Company”) is a for profit corporation established under the corporate laws of the State of Nevada on August 15, 2014. Its fiscal year end is August 31.

Boatim, Inc. established Boatim Europe S.L. (“Boatim Europe”) as a private limited company pursuant to the laws of Spain on December 18, 2019, with the Company having indirect control of one hundred percent of the issued and outstanding membership interests of Boatim Europe. Boatim Europe commenced operations in February 2020 and is engaged in the business of providing software development, marketing, and selling services for Boatim Inc.

We acquired and further developed the Boatim software platform which is an online boat trading marketplace that combines data-driven technology and our digital marketing capabilities to offer a rolling subscription for service model of access to the platform for the extensive market of global boat dealers.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Company prepares its consolidated financial statements on the accrual basis of accounting. The accompanying consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary. All intercompany accounts, balances and transactions have been eliminated in the consolidation as at November 30, 2021.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for financial information and with the instructions to Form 10-Q. They do not include all information and footnotes required by United States generally accepted accounting principles for complete financial statements. The unaudited interim financial statements should be read in conjunction with those financial statements included in the Form 10-K. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three months ended November 30, 2021 are not necessarily indicative of the results that may be expected for the year ending August 31, 2022.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Fixed Assets

Fixed assets are stated at historical cost less accumulated depreciation. The historical cost of acquiring an item of fixed assets includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use. Costs associated with repairs and maintenance are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 3 years.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

Fair Value of Financial Instruments

ASC 825, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments. ASC 820, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of November 30, 2021 and August 31, 2021.

Authoritative literature provides a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 - Quoted market prices available in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

The respective carrying values of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, accounts payable, convertible notes and notes payable. Fair values were assumed to approximate carrying values for these financial instruments due to their short term maturities.

Foreign Currency

Assets and liabilities of Boatim Europe are translated into U.S. dollars at the respective rates of exchange prevailing at the end of the reporting period. Income and expense accounts are translated at average exchange rates prevailing during the reporting period. Translation adjustments resulting from this process are recorded directly in equity as accumulated other comprehensive income (loss) (“AOCI”) and will be included as income or expense only upon sale or liquidation of the underlying entity. Boatim Europe considers its local currency (EURO) as its functional currency.

In accordance with ASC Topic 830-30, “Translation of Financial Statements”, monetary asset and liability accounts are translated into the Company’s reporting currency, the US dollar, using the closing exchange rate in effect at the balance sheet date, nonmonetary accounts are translated using historical exchange rates and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.

Translation of amounts from the local currency of Boatim Europe into US$ has been made at the following exchange rates:

	November 30, 2021	August 31, 2021
Current EUR: US$ exchange rate	1.1288	1.1771
Average EUR: US$ exchange rate	1.1595	1.1951

Capitalized Software Development Costs

Computer software development costs related to software developed for internal use falls under the accounting guidance of ASC Topic 350-40, Intangibles Goodwill and Other–Internal Use Software, in which computer software costs are expensed as incurred during the preliminary project stage and capitalization begins in the application development stage once the capitalization criteria are met. Costs associated with post implementation activities are expensed as incurred.

Costs capitalized during the application development stage include external direct costs of materials and services consumed in developing or obtaining internal-use software. During the three months ended November 30, 2021 and for the fiscal year ended to August 31, 2021, a total of $0 and $321,562 in software development costs has been incurred, respectively.

Impairment of Long-Lived Assets

The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Long-lived assets were evaluated for impairment and the Company recorded impairment loss on Capitalized software development costs of $0 during the three months ended November 30, 2021 and 2020, respectively.

Leases

As of September 1, 2019, the Company adopted the provisions of “Accounting Standards Codification Topic 842 Leases (ASC 842)” using the modified retrospective basis for all agreements

The Company recognizes a right-of-use asset and lease liability for all financing and operating leases with terms greater than twelve months. The lease liability is measured based on the present value of the lease payments not yet paid. The right-of-use asset is measured based on the initial measurement of the lease liability adjusted for any direct costs incurred upon commencement of the lease. The right-of-use assets are amortized on a straight-line basis over the lease term, and are tested for impairment in a manner consistent with the other long-lived assets held by the Company.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management makes its best estimate of the outcome for these items based on information available when the financial statements are prepared. Actual results could differ from those estimates.

Basic and Diluted Loss Per Share

The Company computes earnings (loss) per share in accordance with ASC 260-10-45 “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings (loss) per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive earnings (loss) per share excludes all potential common shares if their effect is anti-dilutive. For the three months ended November 30, 2021 and 2020 [LG2], potential dilutive instruments were anti-dilutive due to the Company’s net losses.

Stock Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors and non-employees (effective September 1, 2019), the fair value of the award is measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Stock-based compensation expense is recorded by the Company in the same expense classifications in the consolidated statements of operations, as if such amounts were paid in cash.

Recent Accounting Pronouncements

On December 18, 2019, the FASB issued ASU 2019-12, which modifies ASC 740 to simplify the accounting for income taxes. The ASU’s amendments are based on changes that were suggested by stakeholders as part of the FASB’s simplification initiative (i.e., the Board’s effort to reduce the complexity of accounting standards while maintaining or enhancing the helpfulness of information provided to financial statement users. This ASU was adopted by the Company on September 1, 2021. The Company evaluated and concluded that the adoption did not have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2021, the FASB issued ASU 2021-04 in response EITF consensus. This ASU addresses how the issuer should account for modifications or exchanges of Freestanding Equity Classified Written Call Options. Freestanding written call options (such as warrants) are sometimes issued to enhance the marketability of a company’s debt or common stock offering. Some of these warrants are classified as equity in the issuer’s financial statements but are not accounted for as either stock compensation or derivatives. US GAAP does not address how the issuer should account for modifications of these instruments. The FASB has approved an EITF consensus to fill that void. Under the new guidance, if the modification does not change the instrument’s classification as equity, the company that issued the warrants accounts for the modification as an exchange of the original instrument for a new instrument. In general, if the fair value of the ‘new’ instrument is greater than the fair value of the ‘original’ instrument, the excess is recognized based on the substance of the transaction, as if the issuer had paid cash. The new rule is effective for fiscal years beginning after December 15, 2021 for both public and private companies. Transition is prospective. Early adoption is permitted, as discussed further below. The Company is evaluating whether this will have any impact of on its consolidated financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or in management’s opinion will not have a material impact on the Company’s present or future consolidated financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company had no revenues for the three months ended November 30, 2021 and incurred recurring losses. In addition, the Company had a negative working capital as of November 30, 2021 and has not completed its efforts to establish a stable source of revenues sufficient to cover operating costs over an extended period of time. Therefore, there is substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on borrowings from related party to fund operating expenses. In light of management’s efforts, there are no assurances that the Company will be successful in any of its endeavors or become financially viable and continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

NOTE 4 – RELATED PARTY TRANSACTIONS

Mr. Robert Glass, a lawyer, is providing services free of charge from time to time, such services involving advice on accounting matters and processing of information for reporting services.

During the fiscal year ended August 31, 2021, Cayo Ventures GmbH (“Cayo”), a related party, advanced a total of $1,216,420 to the Company. Cayo is owned by the former majority shareholder and former officer, Mr. Yves Toelderer. On June 7, 2021 and June 8, 2021, the Company issued convertible notes in the amount of $696,000 and $441,000 to two unrelated parties, in exchange for their assumption of related party loans owed to Cayo for the same amounts. There was no gain or loss on extinguishment recorded on the old Cayo Venture loan. During the three months ended November 30, 2021 and 2020, Cayo Ventures advanced the Company a total of $192,541 and $490,212, respectively. As of November 30, 2021 and August 31, 2021, the Company owed a total of $619,992 and 427,451, respectively, to Cayo, which includes $2,833 owed to Yves Toelderer. These loans are unsecured, non-interest bearing and due on demand.

On June 1, 2020, the Company entered into services agreement with Mr. Wolfgang Tippner, as Chief Executive Officer. The agreement calls for a sign-on bonus of $24,000, payable within 6 months from the date of the agreement and a cash compensation for his services of $8,000 per month. During the three months ended November 30, 2021 and August 31, 2020, a total of $0 has been paid to Mr. Tippner, respectively. As of November 30, 2021 and August 31, 2021, $120,000 in accrued compensation remains outstanding.

On July 1, 2020, the Company entered into a service agreement with Mr. Patrick Burkert, as Chief Marketing Officer. The agreement calls for a sign on bonus of 500,000 shares of restricted common stock, of which 50,000 shares are due within two weeks of the date of the agreement, 200,000 shares after 6 months, and the remaining shares after 12 months. He will also receive a base salary of €144,000 per year. In addition, Mr. Burkert is eligible to receive a performance bonus equal to 50% of his base salary, based upon targets set by the board of directors of the Company. None of the bonus has been earned to date. Mr. Patrick Burkert resigned as a member of the Board of Directors on February 12, 2021. During the three months ended November 30, 2021 and 2020, a total of $0 and $38,794, respectively, has been paid to Mr. Burkert in cash compensation. As of November 30, 2021 and August 31, 2021, $0 in accrued cash compensation remains outstanding.

On January 1, 2021, the Company entered into a service agreement with Mr. Benjamin Salter, as Director and Chief Financial Officer. The agreement calls for a sign on bonus of options for 500,000 shares of common stock at a strike price of $0.10 per share. See Note 10. The options must be exercised within 15 months from the date of the agreement and can be executed no earlier as follows: 50,000 within two weeks of the date of the agreement, 200,000 shares after 6 months, and the remaining shares after 12 months. The agreement calls for a base salary of Swiss francs (CHF) 150,000 per year, increasing to CHF 180,000, payable in increments of CHF 15,000 per month from April 1, 2021 onward. In addition, Mr. Salter is eligible to receive a performance bonus equal to 50% of his base salary, based upon targets set by the board of directors of the Company. During the three months ended November 30, 2021 a total of $43,992 has been paid to Mr. Salter in cash compensation. As of November 30, 2021 and August 31, 2021, $87,889 and $78,679 in accrued cash compensation remains outstanding, respectively. As of August 31, 2021, there was $0 earned or accrued for a performance-based bonus. Mr. Salter resigned as a member of the Board of Directors and as CFO on March 19, 2021 but continued with the Company heading business development and operations in Europe.

On April 1, 2021, the Company entered into an independent contractor agreement with Mr. Salter, as Head of Operations. The agreement calls for a monthly payment of CHF 14,000 per month with CHF 8,000 to be paid in cash and the balance of $6,000 to be deferred on a monthly basis up to an amount not exceeding CHF 70,000 with payment terms to be decided by the Company. In addition, Mr. Salter is to receive options for 25,000 shares of common stock each month at a strike price of $0.10 per share with a term of 15 months. The Company agreed to also make a cash payment to Mr. Salter on exercise of his options of $2,500. During the year ended August 31, 2021, the Company recognized $31,331 of stock-based compensation expense for the options granted under this agreement. During the three months ended November 30, 2021 a total of $26,480 in cash compensation was paid to Mr. Salter under this agreement, and $19,840 of stock options were granted. On January 1, 2022, Mr. Salter resigned as head of business development and operations in Europe.

On March 19, 2021, the Company entered into a service agreement with Mr. Mario Beckles, as Director and Chief Financial Officer, commencing on April 1, 2021. The agreement calls for cash compensation in the amount of $3,000 per month to be paid monthly. During the three months ended November 30, 2021 a total of $6,000 has been paid to Mr. Beckles in cash compensation. As of November 30, 2021 and August 31, 2021, $7,500 and $4,500 unpaid cash compensation is outstanding, respectively.

On June 22, 2021, the Company entered into an employment agreement with Mr. Joseph Johnson, as a member of the Board of Directors and as Chief Executive Officer. The agreement provides for a base salary of $250,000 per year, subject to an inflationary increase using the US Consumer Price Index. The agreement also provides for an annual incentive bonus equal to 200% of his base salary and a sign on bonus of 1,000,000 shares of unrestricted common stock which will be fully vested with a service period of six (6) months from the date of the agreement. In addition, Mr. Johnson is eligible to receive a performance bonus equal to 1,000,000 fully vested shares of common stock for each net liquid $1,000,000 in equity raised by the Company during his first six (6) months of tenure as CEO, up to a maximum of 5,000,000 shares. During the three months ended November 30, 2021 a total of $62,499 was earned but unpaid to Mr. Johnson and $225,000 in stock based compensation has been earned but not issued to Mr. Johnson to date. As of November 30, 2021, there was $0 earned or accrued for the incentive-based bonus. As of November 30, 2021 and August 31, 2021, $83,332 and $20,833 unpaid cash compensation is outstanding, respectively.

NOTE 5 – LEASES

On February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). The ASU introduces a new leasing model for both lessees and lessors. Topic 842 provides guidance in how to identify whether a lease arrangement exists. Management has evaluated its leasing arrangements and has classified these as operating leases. Additionally, the lease terms of each of our office leases are short term in nature, however, the Company elected to apply ASC Topic 842 to these leases, because we intend to renew each lease for terms longer than 12 months. As a result of the adoption of ASC Topic 842, the Company recognized a right-of-use asset and operating lease liabilities based on the present value of the minimum rental payments.

Operating Lease Obligations

On August 1, 2019, the Company entered into an office lease for a six person office space located at Marina Port Vell Carrer de l’Escar, 26, 08039 Barcelona Spain with OneCoWork. The lease calls for rent payments of €2,340 plus VAT in monthly payments. The lease begins August 01, 2019, is month to month with a six month permanency clause, of which management intends to renew. On April 30, 2021, the Company terminated this six person office lease and it was not renewed. As a result of the early termination of this lease, the Company wrote off $6,842 in remaining operating lease obligation and right of use asset on April 30, 2021, in accordance with ASC Topic 842.

On December 1, 2019, the Company entered into an office lease for a nine person office space located at Marina Port Vell Carrer de l’Escar, 26, 08039 Barcelona Spain with OneCoWork. The lease calls for rent payments of €3,120 plus VAT in monthly payments. The lease begins December 1, 2019, is month to month with a six month permanency clause, of which management intends to renew. On April 30, 2021, the Company ended this nine person office lease and entered into an 8 person lease contract on May 1, 2021. As a result of the early termination of this lease, the Company wrote off $27,318 in remaining operating lease obligation on April 30, 2021, in accordance with ASC Topic 842. This new lease calls for rent payments of €1,800 plus VAT in monthly payments. In addition, the lease also includes the use of a flexible work desk for an additional €150 plus VAT. The lease begins May 1, 2021, is month to month with no permanency clause, of which management intends to renew for 24 months. Management has evaluated this new leasing arrangement and has classified this as an operating lease and has accounted for it as a separate new lease contract due to the changes that were noted in this lease. The Company has elected to apply ASC Topic 842 to this lease, because we intend to renew this lease for a term longer than 12 months. As a result of the adoption of ASC Topic 842, the Company has recognized a right-of-use asset of $68,397 and operating lease liability of $68,397 on this lease.

On April 20, 2020, the Company entered into an office lease for a six-person office space located at Marina Port Vell Carrer de l’Escar, 26, 08039 Barcelona Spain with OneCoWork. The lease calls for rent payments of €2,550 plus VAT in monthly payments. The lease begins April 20, 2020 is month to month with a six month permanency clause, of which management intends to renew. On April 30, 2021, the Company terminated this six-person office lease and it was not renewed. As a result of the early termination of this lease, the Company wrote off $41,859 in remaining operating lease obligation on April 30, 2021, in accordance with ASC Topic 842.

The Company has recorded operating lease expense in the amount of $7,078 and $29,307 during the three months ended November 30, 2021 and 2020, respectively. As of November 30, 2021, the Company had $47,851 ($55,743, August 31, 2021) in Right of Use Asset and $45,104 (55,743, August 31, 2021) Operating lease liability. As of November 30, 2021, the discount rate for these leases is 2.04% and the weighted average remaining term is 17 months.

Future minimum operating lease payments at November 30, 2021 consist of:

2021	$-
2022	24,062
2023	21,388
Total minimum lease payments	45,450
Less: present value discount	(346)
Present value of minimum lease payments	45,104
Current portion of operating lease obligation	23,716
Operating Lease obligation, less current portion	$21,388

NOTE 6 – LOAN PAYABLE

On February 11, 2021, the Company received a short-term loan from an unrelated third party in the amount of $20,000. The loan is unsecured, has no maturity date and is non-interest bearing. On August 28, 2020, this loan was assigned to an unrelated third party for the full amount of the loan. The loan is also unsecured, has not maturity and is non-interest. As of November 30, 2021 and August 31, 2021, $20,000 remains outstanding.

NOTE 7 – CONVERTIBLE NOTES

On July 21, 2020, the Company issued convertible notes in the amount of $500,000 and $560,000 to two unrelated parties, in exchange for their assumption of the December 8, 2018 note and related party loans owed to Cayo for the same amounts. (See Note 4). The notes do not bear interest and matured on January 22, 2021. The first note in the amount of $500,000 is convertible into common shares at the rate equivalent to 70% of the Company’s 30-day average stock price prior to conversion. The second note in the amount of $560,000 is convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion.

On September 22, 2020, the Board approved the issuance of up to $5,000,000 in new convertible notes, in multiple tranches, convertible at maturity into common shares. During the second, third and fourth fiscal quarters ended August 31, 2021 the Company has received tranches of $62,500, $45,000, $60,000, $110,000, $130,000, $83,000 and $48,100, respectively from unrelated parties under this facility. The note in the amount of $62,500 matures on March 31, 2021 and is convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion. The note in the amount of $45,000 matures on June 22, 2021, the note in the amount of $60,000 matures on July 22, 2021, the note in the amount of $110,000 matures on August 22, 2021, the note in the amount of $130,000 matures on September 22, 2021, the note in the amount of $48,100 matures on October 1, 2021 and the note in the amount of $83,000 matures on October 1, 2021; these notes are convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion but no less than $0.10 value per share of common stock.

Due to these provisions, the embedded conversion option of the notes issued under the September 22, 2020 issuances do not qualify for derivative accounting under ASC 815-15, Derivatives and Hedging.

On January 10, 2021 the holder of the note in the amount of $500,000 converted $500,000 of its note into 578,681 shares of common stock and the unamortized discount at the date of conversion of $27,838 was written off to interest expense.

On January 10, 2021 the holder of the note in the amount of $560,000 converted $560,000 of its note into 567,108 shares of common stock and the unamortized discount at the date of conversion of $22,439 was written off to interest expense.

On April 23, 2021 the holder of the note in the amount of $62,500 converted $62,500 of its note into 135,038 shares of common stock.

On June 7, 2021 and June 8, 2021, the Company issued convertible notes in the amount of $696,000 and $441,000 to two unrelated parties, in exchange for their assumption of related party loans owed to Cayo for the same amounts. These notes are convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion but no less than $0.10 value per share of common stock. Due to these provisions, the embedded conversion option does not qualify for derivative accounting under ASC 815-15, Derivatives and Hedging.

A summary of value changes to the notes for the three months ended November 30, 2021 is as follows:

Carrying value of Convertible Notes at August 31, 2021	$1,613,556
New principal	-
Total principal	1,613,556
Less: conversion of principal	-
Less: discount related to fair value of the embedded conversion feature	-
Less: discount related to original issue discount	-
Add: amortization of discount	-
Carrying value of Convertible Notes at November 30, 2021	$1,613,556

NOTE 8 – COMMON STOCK

On October 26, 2021, the Company issued 875,000 common shares to an unrelated third party vendor for marketing services valued at $0.415 per share for a total $363,126.

On November 12, 2021, the Company issued 1,055,556 common shares to an unrelated third party vendor for marketing services valued at $0.36 per share for a total $380,000. As of November 30, 2021, and August 31, 2020, a total of 53,711,394 and 51,780,838 shares of common stock were issued and outstanding, respectively.

NOTE 9 – SHARE-BASED COMPENSATION

Stock Options

During the three months ended November 30, 2021, the Company granted options for the purchase of the Company’s common stock to certain employees and consultants as consideration for services rendered. The terms of the stock option grants are determined by the Company’s Board of Directors. The Company’s stock options generally vest upon the one-year anniversary date of the grant and have a maximum term of fifteen months.

The following summarizes the stock option activity for the three months ended November 30, 2021:

	Options Outstanding	Weighted-Average Exercise Price
Balance as of August 31, 2021	175,000	$0.10
Grants	75,000	0.10
Exercised	-	-
Forfeited	-	-
Balance as of November 30, 2021	250,000	$0.10

The total share-based compensation expense in connection with issuance of stock options recognized during the three months ended November 30, 2021 was $19,840. The fair value of each stock option is estimated on the date of grant using the Black-Scholes-Merton option pricing model with the following weighted average assumptions for stock options granted during the three months ended November 30, 2021:

Expected term (years)	1.25 years
Expected stock price volatility	144-154%
Weighted-average risk-free rate	0.10-0.20%
Expected dividend	-

Volatility is a measure of the amount by which a financial variable such as share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company estimates expected volatility giving primary consideration to the historical volatility of its common stock. The risk-free interest rate is based on the published yield available on U.S. Treasury issues with an equivalent term remaining equal to the expected life of the stock option. The expected lives of the stock options represent the estimated period of time until exercise or forfeiture and are based on the simplified method of using the mid-point between the vesting term and the original contractual term.

The following summarizes certain information about stock options vested and expected to vest as of November 30, 2021:

	Number of Options	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price
Outstanding	250,000	0.83	$0.10
Exercisable	250,000	0.83	$0.10
Expected to vest	0	0.83	$0.10

Restricted Stock Awards

The following summarizes the restricted stock activity for the three months ended November 30, 2021:

		Weighted-Average
	Shares	Exercise Price
Balance as of August 31, 2021	450,000	$1.25
Shares of restricted stock granted	-	-
Exercised	-	-
Cancelled	-	1.25
Balance as of November 30, 2021	450,000	$1.25

	November 30,	August 31,
	2021	2021
Number of Restricted Stock Awards
Vested	450,000	450,000
Non-vested	-	-
	450,000	450,000

As of November 30, 2021 and August 31, 2021, there was unrecognized compensation cost of $0, related to non-vested share-based compensation, respectively, which is expected to be recognized over the next year. In addition, none of the restricted share awards presented above has been issued or outstanding as of November 30, 2021.

NOTE 10 – SUBSEQUENT EVENTS

On January 4, 2022, the Company received $217,500 in exchange for a December 20, 2021 secured convertible note in the amount of $275,000 from an unrelated third party. This note was issued with a $27,500 original issue discount, a $27,500 one-time interest charge and a $2,500 charge for legal fees. The note matures 12 months after the issuance date and bears a 10% interest rate. The note is convertible at any time at a fixed price of $0.13 or the finalized price in a Reg A offering and in the event of default notice a conversion price of $0.01 per share. In addition, the Company issued to the noteholder 2,750,000 shares of common stock as commitment shares as well as 1,100,000 warrant shares to purchase common stock at an exercise price of $0.25 per share.

On January 7, 2022, the Company received $143,166 in exchange for a December 22, 2021 secured convertible note in the amount of $166,666 from an unrelated third party, This note was issued with a $16,666 original issue discount, $3,333 one-time commission charge and a $3,500 charge for legal fees. The note matures eight months from the date of issuance and bears a 5% interest rate. The note is convertible at any time at a fixed price of $0.15 or the finalized price in a Reg A offering, and in the event of default notice, a conversion price of $0.01 per share. In addition, the Company issued to the noteholder 456,621 shares of common stock as commitment shares as well as 277,778 warrant shares to purchase common stock at an exercise price of $0.30 per share. On February 1, 2022, the Company entered into an amendment of the convertible note, whereby the lender was issued an additional 1,353,524 shares of common stock as commitment shares and a new warrant for 724,058 warrant shares to purchase common stock at an exercise price of $0.25 per share. The original warrant for 277,778 warrant shares was canceled.

On January 20, 2022, the Company issued a total of 3,500,000 warrant shares to purchase common stock with an exercise price of $0.001 per share and a term of 1 year to two individuals for services rendered on behalf of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Boatim Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Boatim Inc. and its subsidiary (collectively, the “Company”) as of August 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2018.

Houston, Texas

January 3, 2022

BOATIM INC.

CONSOLIDATED BALANCE SHEETS

	August 31	August 31
	2021	2020
ASSETS

CURRENT ASSETS
Cash	$69,827	$38,427
Prepaid expenses	7,500	-
VAT receivable	17,810	34,265
Total current assets	95,137	72,692

Deposits	9,440	4,787
Fixed assets, net	14,434	11,350
Capitalized software costs, net	510,633	259,156
Right of use asset – operating lease	55,743	162,304
Total other assets	590,250	437,597

TOTAL ASSETS	$685,387	$510,289

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$373,039	$189,680
Related party loan	427,451	348,031
Loan payable	20,000	47,962
Convertible notes, net of unamortized discount	1,613,556	464,650
Derivative liability	-	307,446
Current portion - operating lease obligation	33,333	141,276
Total current liabilities	2,467,379	1,499,045

Non-current Liabilities:
Operating lease obligation, net of current portion	22,410	38,391
TOTAL LIABILITIES	2,489,789	1,537,436

STOCKHOLDERS’ DEFICIT
Common stock: authorized 500,000,000; $0.001 par value; 51,780,838 and 50,500,011 shares issued and outstanding at August 31, 2021 and 2020, respectively	51,781	50,500
Additional paid in capital	1,990,055	(259,635)
Accumulated deficit	(3,913,475)	(797,306)
Accumulated other comprehensive loss	67,237	(20,706)
Total Stockholders’ deficit	(1,804,402)	(1,027,147)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$685,387	$510,289

The accompanying notes are an integral part of these consolidated financial statements

BOATIM INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

	Year Ended	Year Ended
	August 31, 2021	August 31, 2020
Revenue	$900	$118
Cost of Sales	-	(4)
Gross Profit	900	114

Operating Expenses
General and administrative	2,317,196	680,470
Total Expenses	2,317,196	680,470

Loss from operations	(2,316,296)	(680,356)

Other Income (Expenses)
Change in fair value of derivative liability	(209,068)	456,698
Interest expense	(617,934)	(168,794)
Gain/(Loss) on foreign exchange	27,129	(17,462)
Total other income (expenses)	(799,873)	270,442

Net loss before income tax provision	(3,116,169)	(409,914)
Provision for income tax	-	-

Net loss	$(3,116,169)	$(409,914)
Other comprehensive loss:
Foreign currency translation adjustment	87,943	(20,299)

Total Comprehensive loss	$(3,028,226)	$(430,213)

Net loss per common share
Basic and diluted	$(0.06)	$(0.01)

Weighted average number of common shares outstanding
Basic and diluted	51,780,838	50,500,011

The accompanying notes are an integral part of these consolidated financial statements

BOATIM INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED AUGUST 31, 2021 AND 2020

	Common Stock			Accumulated Other Comprehensive		Total
	Number of Shares	Par Value	Capital Deficiency	Income (Loss)	Accumulated Deficit	Stockholders’ Deficit
Balance - August 31, 2019	50,500,011	$50,500	$(403,425)	$(407)	$(387,392)	$(740,724)

Forgiveness of related party loan	-	-	81,290	-	-	81,290
Stock based compensation	-	-	62,500	-	-	62,500
Foreign currency translation adjustment	-	-	-	(20,299)	-	(20,299)
Net loss	-	-	-	-	(409,914)	(409,914)

Balance - August 31, 2020	50,500,011	$50,500	$(259,635)	$(20,706)	$(797,306)	$(1,027,147)

Stock based compensation	-	-	595,824	-	-	595,824
Conversion of convertible notes payable to common stock	1,280,827	$1,281	1,121,219	-	-	1,122,500
Resolution of derivative liability	-	-	532,647	-	-	532,647
Foreign currency translation adjustment	-	-	-	87,943	-	87,943
Net loss	-	-	-		(3,116,169)	(3,116,169)

Balance - August 31, 2021	51,780,838	$51,781	$1,990,055	$67,237	$(3,913,475)	$(1,804,402)

The accompanying notes are an integral part of these consolidated financial statements.

BOATIM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended August 31,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$(3,116,169)	$(409,914)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expenses	8,597	-
Change in fair value of derivative liability	209,068	(456,698)
Amortization of debt discount	617,934	168,794
Stock based compensation	595,824	62,500
Amortization of right of use assets	119,572	87,762
Amortization capitalized software	70,085	-
(Gain)/loss on foreign exchange	(17,362)	17,462
Changes in operating assets and liabilities
VAT receivable	16,455	(34,265)
Prepaid expense	(7,500)	-
Deposits	(4,654)	-
Accounts payable and accrued expenses	183,358	143,028
Operating lease obligation	(119,572)	(87,861)
NET CASH USED IN OPERATING ACTIVITIES	(1,444,364)	(509,192)

INVESTING ACTIVITIES
Fixed asset purchases	(11,681)	(11,350)
Software development costs	(321,562)	(259,156)
NET CASH USED IN INVESTING ACTIVITIES	(333,243)	(270,506)

FINANCING ACTIVITIES:
Proceeds from related party loans	1,216,420	774,771
Proceeds from loan payable	20,000	47,962
Proceeds from issuance of convertible notes	532,606	-
Repayment of loan payable	(47,962)	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,721,064	822,733

EFFECT OF EXCHANGE RATE CHANGES IN CASH	87,943	(20,299)

NET INCREASE IN CASH	31,400	22,736
CASH – BEGINNING OF PERIOD	38,427	15,691
CASH – END OF PERIOD	$69,827	$38,427

SUPPLEMENTAL CASHFLOW INFORMATION:
Cash paid for:
Income tax	$-	$-
Interest	$-	$-

Non-cash investing and financing activities:
Conversion of related party loan into convertible debt	$1,137,000	$1,060,000
Termination of lease contracts	$73,554	$-
Resolution of derivative liability	$532,647	$-
Debt discount from derivative liability	$16,133	$764,144
Conversion of convertible note to common stock	$1,122,500	$-
Right of use asset and operating lease liability recognized from adoption of ASC 842	$68,397	$250,066
Forgiveness of related party loan	$-	$81,290

The accompanying notes are an integral part of these consolidated financial statements

BOATIM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Boatim Inc. (“we”, “our, “Boatim”, the “Company”) is a for profit corporation established under the corporate laws of the State of Nevada on August 15, 2014. Its fiscal year end is August 31.

Boatim, Inc. established Boatim Europe S.L. (“Boatim Europe”) as a private limited company pursuant to the laws of Spain on December 18, 2019, with the Company having indirect control of one hundred percent of the issued and outstanding membership interests of Boatim Europe. Boatim Europe commenced operations in February 2020 and is engaged in the business of providing software development, marketing, and selling services for Boatim Inc.

All membership interests of Boatim Europe are currently held in trust by the Company´s CEO for practical reasons and only until the formal transfer into the name of Company has been completed according to the requirements of applicable Spanish law. In December 2020, the Company finalized the process of collecting and submitting all required paperwork to the Spanish authorities to enter Boatim Inc. as direct owner on public records in Spain, making Boatim Europe a wholly owned subsidiary of the Company.

Originally in the business of producing and distributing furniture, the business was changed to online food blogging as a promotion channel for restaurants, bars and fine dining. Subsequently, following the acquisition of the Boatim software platform, the Company expanded into the boating industry by further developing the software platform. The Boatim software platform is an online boat trading marketplace, combining data-driven technology and our digital marketing capabilities to offer a rolling subscription for service model of access to the platform for the extensive market of global boat dealers.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Company prepares its consolidated financial statements on the accrual basis of accounting. The accompanying consolidated financial statements include the accounts of the Company with its fiscal year end of August 31, and its wholly owned subsidiary. All intercompany accounts, balances and transactions have been eliminated in the consolidation as of August 31.

Basis of Presentation

The accompanying consolidated financial statements of the Company for the years ended August 31, 2021 and 2020 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Fixed Assets

Fixed assets are stated at historical cost less accumulated depreciation. The historical cost of acquiring an item of fixed assets includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use. Costs associated with repairs and maintenance are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 3 years.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

Fair Value of Financial Instruments

ASC 825, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments. ASC 820, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of August 31, 2021 and 2020.

Authoritative literature provides a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 - Quoted market prices available in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

The respective carrying values of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, accounts payable, convertible notes and notes payable. Fair values were assumed to approximate carrying values for these financial instruments due to their short term maturities.

Foreign Currency

Assets and liabilities of Boatim Europe are translated into U.S. dollars at the respective rates of exchange prevailing at the end of the reporting period. Income and expense accounts are translated at average exchange rates prevailing during the reporting period. Translation adjustments resulting from this process are recorded directly in equity as accumulated other comprehensive (loss) income (“AOCI”) and will be included as income or expense only upon sale or liquidation of the underlying entity. Boatim Europe considers its local currency (EURO) as its functional currency.

In accordance with ASC Topic 830-30, “Translation of Financial Statements”, monetary asset and liability accounts are translated into the Company’s reporting currency, the US dollar, using the closing exchange rate in effect at the balance sheet date, nonmonetary accounts are translated using historical exchange rates and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.

Translation of amounts from the local currency of Boatim Europe into US$ has been made at the following exchange rates:

	August 31, 2021	August 31, 2020
Current EUR: US$ exchange rate	1.1771	1.1991
Average EUR: US$ exchange rate	1.1951	1.1136

Capitalized Software Development Costs

Computer software development costs related to software developed for internal use falls under the accounting guidance of ASC Topic 350-40, Intangibles Goodwill and Other–Internal Use Software, in which computer software costs are expensed as incurred during the preliminary project stage and capitalization begins in the application development stage once the capitalization criteria are met. Costs associated with post implementation activities are expensed as incurred.

Costs capitalized during the application development stage include external direct costs of materials and services consumed in developing or obtaining internal-use software. During the year ended August 31, 2021 and for the fiscal year ended to August 31, 2020, the Company capitalized $321,562 and $259,156 in software development costs. Software costs are included in “Capitalized software costs, net” on the Company’s consolidated balance sheets and are depreciated using the straight-line method over their estimated useful life of five years.

Impairment of Long-Lived Assets

The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. No impairment losses were required to be recognized during the fiscal years ended August 31, 2021 and 2020.

Leases

As of September 1, 2019, the Company adopted the provisions of “Accounting Standards Codification Topic 842 Leases (ASC 842)” using the modified retrospective basis for all agreements

The Company recognizes a right-of-use asset and lease liability for all financing and operating leases with terms greater than twelve months. The lease liability is measured based on the present value of the lease payments not yet paid. The right-of-use asset is measured based on the initial measurement of the lease liability adjusted for any direct costs incurred upon commencement of the lease. The right-of-use assets are amortized on a straight-line basis over the lease term, and are tested for impairment in a manner consistent with the other long-lived assets held by the Company.

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedging relationships and the types of relationships designated are based on the exposures hedged. At August 31, 2021 and 2020, the Company had $0 and $307,446 derivative liability, respectively.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management makes its best estimate of the outcome for these items based on information available when the financial statements are prepared. Actual results could differ from those estimates.

Basic and Diluted Loss Per Share

The Company computes earnings (loss) per share in accordance with ASC 260-10-45 “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings (loss) per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive earnings (loss) per share excludes all potential common shares if their effect is anti-dilutive. For the years ended August 31, 2021 and 2020, potential dilutive instruments were anti-dilutive due to the Company’s net losses.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used due to the new tax law recently enacted.

Stock Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors and non-employees (effective September 1, 2019), the fair value of the award is measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Stock-based compensation expense is recorded by the Company in the same expense classifications in the consolidated statements of operations and comprehensive loss, as if such amounts were paid in cash.

Recent Accounting Pronouncements

On December 18, 2019, the FASB issued ASU 2019-12, which modifies ASC 740 to simplify the accounting for income taxes. The ASU’s amendments are based on changes that were suggested by stakeholders as part of the FASB’s simplification initiative (i.e., the Board’s effort to reduce the complexity of accounting standards while maintaining or enhancing the helpfulness of information provided to financial statement users. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. This ASU will be effective for the Company on September 1, 2021 and will have an impact on the consolidated financial statements once adopted. The Company is still evaluating how much of an impact this ASU will have on its consolidated financial statements.

On January 16, 2020, the FASB issued ASU 2020-01 in response to an EITF consensus. The ASU makes improvements related to the following two topics: (a) Accounting for certain equity securities when the equity method of accounting is applied or discontinued — The ASU clarifies that “an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method.” (b) Scope considerations related to forward contracts and purchased options on certain securities — The ASU clarifies that “for the purpose of applying paragraph 815-10- 15-141(a) an entity should not consider whether, upon the settlement of the forward contract or exercise of the purchased option, individually or with existing investments, the underlying securities would be accounted for under the equity method in Topic 323 or the fair value option in accordance with the financial instruments guidance in Topic 825.” This ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company does not believe this ASU will have an impact on its consolidated financial statements upon adoption of this ASU on September 1, 2021.

In May 2021, the FASB issued ASU 2021-04 in response EITF consensus. This ASU addresses how the issuer should account for modifications or exchanges of Freestanding Equity Classified Written Call Options. Freestanding written call options (such as warrants) are sometimes issued to enhance the marketability of a company’s debt or common stock offering. Some of these warrants are classified as equity in the issuer’s financial statements but are not accounted for as either stock compensation or derivatives. US GAAP does not address how the issuer should account for modifications of these instruments. The FASB has approved an EITF consensus to fill that void. Under the new guidance, if the modification does not change the instrument’s classification as equity, the company that issued the warrants accounts for the modification as an exchange of the original instrument for a new instrument. In general, if the fair value of the ‘new’ instrument is greater than the fair value of the ‘original’ instrument, the excess is recognized based on the substance of the transaction, as if the issuer had paid cash. The new rule is effective for fiscal years beginning after December 15, 2021 for both public and private companies. Transition is prospective. Early adoption is permitted, as discussed further below. The Company is evaluating whether this will have any impact of on its consolidated financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or in management’s opinion will not have a material impact on the Company’s present or future consolidated financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company had minimal revenues during year ended August 31, 2021 of $900 and $118 revenues for the year ended August 31, 2020 and has recurring losses. In addition, the Company had a negative working capital as of August 31, 2021 and has not completed its efforts to establish a source of revenues sufficient to cover operating costs over an extended period of time. Therefore, there is substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on borrowings from related parties to fund operating expenses. In light of management’s efforts, there are no assurances that the Company will be successful in any of its endeavors or become financially viable and continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 4 – RELATED PARTY TRANSACTIONS

Mr. Robert Glass, a lawyer, is providing services free of charge from time to time, such services involving advice on accounting matters and processing of information for reporting services.

The former Chief Technology Officer of the Company, Mr. Patrick Heneise is also the owner of Zentered OÜ (fka Heneise Consulting OÜ, “Zentered”). Zentered has provided software development and maintenance services to the Company and has recognized expenses for such services of $39,231 during the year ended August 31, 2020. As of August 31, 2021 and 2020 nothing remains outstanding.

During the fiscal year ended August 31, 2020, Cayo Ventures GmbH (“Cayo”), a related party, advanced a total of $774,771 to the Company. During the fiscal year ended August 31, 2021, Cayo Ventures GmbH (“Cayo”), a related party, advanced a total of $1,216,420 to the Company. Cayo is owned by the former majority shareholder and former officer, Mr. Yves Toelderer. On June 7, 2021 and June 8, 2021, the Company issued convertible notes in the amount of $696,000 and $441,000 to two unrelated parties, in exchange for their assumption of related party loans owed to Cayo for the same amounts. There was no gain or loss on extinguishment recorded on the old Cayo Ventures loan. As of August 31, 2021 and 2020, the Company owed a total of $427,451 and 348,031, respectively, to Cayo, which includes $2,833 owed to Yves Toelderer. These loans are unsecured, non-interest bearing and due on demand.

During the year ended August 31, 2019, the Company issued a note in the amount of $500,000 to Cayo for the purchase of the Boatim software platform. The note matured on January 23, 2020 but was extended to January 23, 2021. On July 21, 2020, the Company cancelled the note when Cayo transferred its claim against the Company to an unrelated party. On the same date, Cayo also assigned a portion of the related party loans (see above) amounting to $560,000 to another unrelated party. The Company then issued convertible notes to these unrelated parties. (See Note 7).

On June 1, 2020, the Company entered into services agreement with Mr. Wolfgang Tippner, as Chief Executive Officer. The agreement calls for a sign-on bonus of $24,000, payable within 6 months from the date of the agreement and a cash compensation for his services of $8,000 per month. During the years ended August 31, 2021 and August 31, 2020, a total of $8,000 and $0 has been paid to Mr. Tippner, respectively. As of August 31, 2020, $48,000 in accrued compensation remained outstanding. As of August 31, 2021, $120,000 in accrued compensation remains outstanding.

On June 1, 2020, the Company entered into a service agreement with Mr. Patrick Heneise, as Chief Technology Officer. The agreement calls for an equity bonus of 200,000 common shares of the company within 6 months of the date of the agreement. As cash compensation for his services he is to receive a total of €35,000, payable at €2,500 per month for technology consulting services and a €5,000 executive services fee payable annually. During the year ended August 31, 2021 and 2020, a total of $14,922 and $2,968 has been paid to Mr. Heneise, respectively. On June 02, 2021 Patrick Heneise resigned as Director and CTO which took effect on June 30, 2021 but continues with the Company as a consultant. As of August 31, 2021 and 2020, $24,301 and $8,864 in accrued compensation remains outstanding, respectively. During the year ended August 31, 2021, the Company recognized $250,000 of stock-based compensation expense for the 200,000 shares earned by Mr. Heneise.

On June 15, 2020, the Company entered into a service agreement with Mr. Chris Roy, as Chief Product Officer. The agreement calls for a base salary of €125,000 per year. In addition, Mr. Roy is eligible to receive a performance bonus equal to 50% of his base salary, based upon targets set by the board of directors of the Company. During the years ended August 31, 2021 and 2020, this performance bonus was not earned or paid to Mr. Roy. During the year ended August 31, 2020, a total of $33,145 has been paid to Mr. Roy. During the year ended August 31, 2021 a total of $112,801, had been paid to Mr. Roy. Mr. Chris Roy resigned as a member of the Board of Directors on February 12, 2021. As of August 31, 2021 and 2020, $0 and $23,140 in accrued compensation remains outstanding, respectively.

On July 1, 2020, the Company entered into a service agreement with Mr. Patrick Burkert, as Chief Marketing Officer. The agreement calls for a sign on bonus of 500,000 shares of restricted common stock, of which 50,000 shares are due within two weeks of the date of the agreement, 200,000 shares after 6 months, and the remaining shares after 12 months. He will also receive a base salary of €144,000 per year. In addition, Mr. Burkert is eligible to receive a performance bonus equal to 50% of his base salary, based upon targets set by the board of directors of the Company. None of the bonus has been earned to date. Mr. Patrick Burkert resigned as a member of the Board of Directors on February 12, 2021. During the year ended August 31, 2020, a total of $71,400 has been paid to Mr. Burkert in cash compensation. As of August 31, 2021 and 2020, $0 in accrued cash compensation remains outstanding. During the year ended August 31, 2021, the Company paid $100,389 in cash compensation and recognized $312,500 of stock-based compensation expense for the 250,000 shares earned by Mr. Burkert.

On January 1, 2021, the Company entered into a service agreement with Mr. Benjamin Salter, as Director and Chief Financial Officer. The agreement calls for a sign on bonus of options for 500,000 shares of common stock at a strike price of $0.10 per share. See Note 10. The options must be exercised within 15 months from the date of the agreement and can be executed no earlier as follows: 50,000 within two weeks of the date of the agreement, 200,000 shares after 6 months, and the remaining shares after 12 months. The agreement calls for a base salary of Swiss francs (CHF) 150,000 per year, increasing to CHF 180,000, payable in increments of CHF 15,000 per month from April 1, 2021 onward. In addition, Mr. Salter is eligible to receive a performance bonus equal to 50% of his base salary, based upon targets set by the board of directors of the Company. During the year ended August 31, 2021, a total of $43,992 has been paid to Mr. Salter in cash compensation. As of August 31, 2021, $78,679 in accrued cash compensation remains outstanding. As of August 31, 2021, there was $0 earned or accrued for a performance-based bonus. During the year ended August 31, 2021 the Company recognized $64,493 of stock-based compensation expense for the options granted under this service agreement. Mr. Salter resigned as a member of the Board of Directors and as CFO on March 19, 2021 but continues with the Company heading business development and operations in Europe.

On April 1, 2021, the Company entered into an independent contractor agreement with Mr. Salter, as Head of Operations. The agreement calls for a monthly payment of CHF 14,000 per month with CHF 8,000 to be paid in cash and the balance of $6,000 to be deferred on a monthly basis up to an amount not exceeding CHF 70,000 with payment terms to be decided by the Company. In addition, Mr. Salter is to receive options for 25,000 shares of common stock each month at a strike price of $0.10 per share with a term of 15 months. The Company agreed to also make a cash payment to Mr. Salter on exercise of his options of $2,500. During the year ended August 31, 2021, the Company recognized $31,331 of stock-based compensation expense for the options granted under this agreement.

On March 19, 2021, the Company entered into a service agreement with Mr. Mario Beckles, as Director and Chief Financial Officer, commencing on April 1, 2020. The agreement calls for cash compensation in the amount of $3,000 per month to be paid monthly. As of August 31, 2021, $15,000 has been paid to Mr. Beckles in cash compensation. As of August 31, 2021, $4,500 unpaid cash compensation is outstanding.

On June 22, 2021, the Company entered into an employment agreement with Mr. Joseph Johnson, as a member of the Board of Directors and as Chief Executive Officer. The agreement provides for a base salary of $250,000 per year, subject to an inflationary increase using the US Consumer Price Index. The agreement also provides for an annual incentive bonus equal to 200% of his base salary and a sign on bonus of 1,000,000 shares of unrestricted common stock which will be fully vested with a service period of six (6) months from the date of the agreement. In addition, Mr. Johnson is eligible to receive a performance bonus equal to 1,000,000 fully vested shares of common stock for each net liquid $1,000,000 in equity raised by the Company during his first six (6) months of tenure as CEO, up to a maximum of 5,000,000 shares. As of August 31, 2021, $20,833 has been paid to Mr. Johnson in cash compensation. As of August 31, 2021, $20,833 unpaid cash compensation is outstanding.

NOTE 5 – LEASES

On February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). The ASU introduces a new leasing model for both lessees and lessors. Topic 842 provides guidance in how to identify whether a lease arrangement exists. Management has evaluated its leasing arrangements and has classified these as operating leases. Additionally, the lease terms of each of our office leases are short term in nature, however, the Company elected to apply ASC Topic 842 to these leases, because we intend to renew each lease for terms longer than 12 months. As a result of the adoption of ASC Topic 842, the Company recognized a right-of-use asset and operating lease liabilities based on the present value of the minimum rental payments.

Operating Lease Obligations

On August 1, 2019, the Company entered into an office lease for a six person office space located at Marina Port Vell Carrer de l’Escar, 26, 08039 Barcelona Spain with OneCoWork. The lease calls for rent payments of €2,340 plus VAT in monthly payments. The lease begins August 01, 2019, is month to month with a six month permanency clause, of which management intends to renew. On April 30, 2021, the Company terminated this six person office lease and it was not renewed. As a result of the early termination of this lease, the Company wrote off $6,842 in remaining operating lease obligation and right of use asset on April 30, 2021, in accordance with ASC Topic 842.

On December 1, 2019, the Company entered into an office lease for a nine person office space located at Marina Port Vell Carrer de l’Escar, 26, 08039 Barcelona Spain with OneCoWork. The lease calls for rent payments of €3,120 plus VAT in monthly payments. The lease begins December 1, 2019, is month to month with a six month permanency clause, of which management intends to renew. On April 30, 2021, the Company ended this nine person office lease and entered into an 8 person lease contract on May 1, 2021. As a result of the early termination of this lease, the Company wrote off $27,318 in remaining operating lease obligation on April 30, 2021, in accordance with ASC Topic 842. This new lease calls for rent payments of €1,800 plus VAT in monthly payments. In addition, the lease also includes the use of a flexible work desk for an additional €150 plus VAT. The lease begins May 1, 2021, is month to month with no permanency clause, of which management intends to renew for 24 months. Management has evaluated this new leasing arrangement and has classified this as an operating lease and has accounted for it as a separate new lease contract due to the changes that were noted in this lease. The Company has elected to apply ASC Topic 842 to this lease, because we intend to renew this lease for a term longer than 12 months. As a result of the adoption of ASC Topic 842, the Company has recognized a right-of-use asset of $68,397 and operating lease liability of $68,397 on this lease.

On April 20, 2020, the Company entered into an office lease for a six-person office space located at Marina Port Vell Carrer de l’Escar, 26, 08039 Barcelona Spain with OneCoWork. The lease calls for rent payments of €2,550 plus VAT in monthly payments. The lease begins April 20, 2020 is month to month with a six month permanency clause, of which management intends to renew. On April 30, 2021, the Company terminated this six-person office lease and it was not renewed. As a result of the early termination of this lease, the Company wrote off $41,859 in remaining operating lease obligation on April 30, 2021, in accordance with ASC Topic 842.

The Company has recorded operating lease expense in the amount of $119,572 during the fiscal year ended August 31, 2021. As of August 31, 2021, the Company had $55,743 in Right of Use Asset and Operating lease liability. As of August 31, 2021, the discount rate for these leases is 2.04% and the weighted average remaining term is 20 months.

Future minimum operating lease payments at August 31, 2021 consist of:

For the year ending August 31,
2022	$33,745
2023	22,497
Total minimum lease payments	56,242
Less: present value discount	(499)
Present value of minimum lease payments	55,743
Current portion of operating lease obligations	33,333
Operating lease obligations, net of current portion	$22,410

NOTE 6 – LOAN PAYABLE

On July 27, 2020, the Company received a short-term loan from an unrelated third party in the amount of €40,000. The loan is unsecured, has no maturity date and is non-interest bearing. As of August 31, 2020, the USD equivalent of $47,962 remains outstanding. The loan was repaid on September 30, 2020.

On February 11, 2021, the Company received a short-term loan from an unrelated third party in the amount of $20,000. The loan is unsecured, has no maturity date and is non-interest bearing. On August 28, 2020, this loan was assigned to an unrelated third party for the full amount of the loan. The loan is also unsecured, has not maturity and is non-interest. As of August 31, 2021, $20,000 remains outstanding.

NOTE 7 – CONVERTIBLE NOTES

On July 21, 2020, the Company issued convertible notes in the amount of $500,000 and $560,000 to two unrelated parties, in exchange for their assumption of the December 8, 2018 note and related party loans owed to Cayo for the same amounts. (See Note 4). The notes do not bear interest and matured on January 22, 2021. The first note in the amount of $500,000 is convertible into common shares at the rate equivalent to 70% of the Company’s 30-day average stock price prior to conversion. The second note in the amount of $560,000 is convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion.

On January 10, 2021 the holder of the note in the amount of $500,000 converted $500,000 of its note into 578,681 shares of common stock and the unamortized discount at the date of conversion of $27,838 was written off to interest expense.

On January 10, 2021 the holder of the note in the amount of $560,000 converted $560,000 of its note into 567,108 shares of common stock and the unamortized discount at the date of conversion of $22,439 was written off to interest expense.

On April 23, 2021 the holder of the note in the amount of $62,500 converted $62,500 of its note into 135,038 shares of common stock.

On September 22, 2020, the Board approved the issuance of up to $5,000,000 in new convertible notes, in multiple tranches, convertible at maturity into common shares. At May 31, 2021 the Company has received tranches of $62,500, $44,550, $60,000, $110,000, $130,000, and $82,700 respectively from unrelated parties under this facility. The note in the amount of $62,500 matures on March 31, 2021 and is convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion. The note in the amount of $44,550 matures on June 22, 2021, the note in the amount of $60,000 matures on July 22, 2021, the note in the amount of $110,000 matures on August 22, 2021, the note in the amount of $130,000 matures on September 22, 2021 and the note in the amount of $82,700 matures on October 1, 2021; these notes are convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion but no less than $0.10 value per share of common stock.

Due to these provisions, the embedded conversion option of the notes issued under the September 22, 2020 issuances do not qualify for derivative accounting under ASC 815-15, Derivatives and Hedging.

On June 7, 2021 and June 8, 2021, the Company issued convertible notes in the amount of $696,000 and $441,000 to two unrelated parties, in exchange for their assumption of related party loans owed to Cayo for the same amounts. These notes are convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion but no less than $0.10 value per share of common stock. Due to these provisions, the embedded conversion option does not qualify for derivative accounting under ASC 815-15, Derivatives and Hedging.

A summary of changes to the convertible notes for the year ended August 31, 2021 is as follows:

Carrying value of Convertible Notes at August 31, 2020	$464,650
New principal	1,671,170
Total principal	2,135,820
Less: conversion of principal	(1,122,500)
Less: discount related to fair value of the embedded conversion feature	(16,133)
Less: discount related to original issue discount	(1,565)
Add: amortization of discount	617,934
Carrying value of Convertible Notes at August 31, 2021	$1,613,556

NOTE 8 – DERIVATIVE LIABILITY

The Company has determined that the variable conversion prices under its convertible notes that do not have a floor price caused the embedded conversion feature to be accounted for as a derivative instrument. The remaining notes as of August 31, 2021, are convertible into common stock at the rate equivalent to 80% of the Company’s 30-day average stock price prior to conversion but no less than $0.10 value per share of common stock.

The change in fair values of the derivative liabilities related to the Convertible Notes for the year ended August 31, 2021 is summarized as:

	Fair value at August 31,	Quoted market prices for identical assets/liabilities	Significant other observable inputs	Significant unobservable inputs
	2021	(Level 1)	(Level 2)	(Level 3)
Derivative Liability	$-	$-	$-	$-
Fair value of derivatives at August 31, 2020				$307,446
Addition of new derivative liabilities upon issuance of convertible notes as debt discount				16,133
Reduction of derivative liabilities from conversion of convertible notes to shares of common stock				(532,647)
Loss on change in fair value of derivative liabilities				209,068
Fair value of derivative liabilities at August 31, 2021				$-

NOTE 9 – COMMON STOCK

As of August 31, 2021, and 2020, a total of 51,780,838 and 50,500,011 shares of common stock were issued and outstanding, respectively. The Company has not issued the stock-based compensation of 250,000 shares of common stock to Patrick Burkert or the 200,000 shares of common stock to Patrick Heneise.

During the year ended August 31, 2021, the Company issued 1,280,827 common shares to satisfy the conversion of $1,122,500 of convertible promissory notes.

NOTE 10 – SHARE-BASED COMPENSATION

Stock Options

During the year ended August 31, 2021, the Company granted options for the purchase of the Company’s common stock to certain employees and consultants as consideration for services rendered. The terms of the stock option grants are determined by the Company’s Board of Directors. The Company’s stock options generally vest upon the one-year anniversary date of the grant and have a maximum term of fifteen months.

The following summarizes the stock option activity for the year ended August 31, 2021:

	Options Outstanding	Weighted-Average Exercise Price
Balance as of August 31, 2020	-	-
Grants	625,000	$0.10
Exercised	-	-
Forfeited	(450,000)	0.10
Balance as of August 31, 2021	175,000	$0.10

The weighted average grant date fair value of stock options granted during the year ended August 31, 2021 was $1.08. The total fair value of stock options granted during the year ended August 31, 2021 was approximately $676,262. The total fair value of stock options that was forfeited during the year ended August 31, 2021 was approximately $580,438. The total share-based compensation expense in connection with issuance of stock options recognized during the year ended August 31, 2021 was $95,825. The fair value of each stock option is estimated on the date of grant using the Black-Scholes-Merton option pricing model with the following weighted average assumptions for stock options granted during the year ended August 31, 2021:

Expected term (years)	1.25 years
Expected stock price volatility	115-632%
Weighted-average risk-free rate	0.10-0.20%
Expected dividend	-

Volatility is a measure of the amount by which a financial variable such as share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company estimates expected volatility giving primary consideration to the historical volatility of its common stock. The risk-free interest rate is based on the published yield available on U.S. Treasury issues with an equivalent term remaining equal to the expected life of the stock option. The expected lives of the stock options represent the estimated period of time until exercise or forfeiture and are based on the simplified method of using the mid-point between the vesting term and the original contractual term.

The following summarizes certain information about stock options vested and expected to vest as of August 31, 2021:

	Number of Options	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price
Outstanding	175,000	0.58	$0.10
Exercisable	175,000	0.58	$0.10
Expected to vest	-	0.58	$0.10

Restricted Stock Awards

During the year ended August 31, 2021, the Company issued restricted stock awards for shares of common stock which have been reserved for the holders of the awards. Restricted stock awards were issued to certain employees and consultants as consideration for services rendered. The terms of the restricted stock units are determined by the Company’s Board of Directors. The Company’s restricted stock shares generally vest over a period of one year.

The following summarizes the restricted stock activity for the year ended August 31, 2021 and year ended August 31, 2020:

	Shares	Weighted-Average Fair Value per Share
Balance as of August 31, 2019	-	-
Shares of restricted stock granted	500,000	$1.25
Forfeited	-	-
Balance as of August 31, 2020	500,000	$1.25
Shares of restricted stock granted	200,000	-
Forfeited	(250,000)	-
Balance as of August 31, 2021	450,000	$1.25

	August 31,	August 31,
	2021	2020
Number of Restricted Stock Awards
Vested	450,000	50,000
Non-vested	-	450,000
	450,000	500,000

As of August 31, 2021 and 2020, there was unrecognized compensation cost of $0 and $500,000, related to non-vested share-based compensation, respectively, which is expected to be recognized over the next year. In addition, none of the restricted share awards presented above has been issued or outstanding as of August 31, 2021.

NOTE 11 – INCOME TAXES

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded.

On December 22, 2017, the US Congress enacted the Tax Cuts and Jobs Act (Tax Reform Legislation), which made significant changes to US federal income tax law including a reduction in the corporate tax rate to 21% for tax years beginning with 2018. These changes will impact the changes in the valuation allowance, components of the tax rate reconciliation and realization of loss carryforwards.

The Company has available net operating loss carry-forward of approximately $1,761,676. The availability of the Company’s net operating loss carry forwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company’s stock.

For the year ended August 31,	2021	2020
Net operating loss carryforwards	$(3,116,169)	$(409,914)
Temporary differences:
Stock based compensation	595,825	62,500
Accrued expenses	373,038	189,680

Permanent differences:
Change in fair value of derivative liability	209,068	(456,698)
Amortization of debt discount	617,934	169,794
Amortization of right of use asset	119,572	-
Amortization of capitalized software	70,085	-
Depreciation	8,597	-
Tax loss for the year	(1,122,050)	(444,638)

Estimated effective tax rate	21%	21%

Net Deferred tax asset	$235,631	$149,919
Less: valuation allowance	(235,631)	(149,919)
Total Deferred tax asset	$-	$-

Uncertain Tax Positions

Unrecognized income tax benefits represent income tax positions taken on income tax returns but not yet recognized in the financial statements. If recognized, substantially all of the unrecognized tax benefits for the Company’s fiscal years ended August 31, 2021 and 2020 would affect the effective income tax rate. There were no unrecognized income tax benefits as of August 31, 2021 and 2020.

The Company recognizes the interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company did not recognize any expenses any interest and penalties as of August 31, 2021 and 2020, respectively.

All tax years since inception are open for examination by taxing authorities.

NOTE 12 – SUBSEQUENT EVENTS

From September 1, 2021 until the date of this document December 30, 2021 the Company borrowed from Cayo the total amount of $121,537. The advances are unsecured, due on demand and non-interest bearing.

On October 26, 2021, the Company issued 875,000 common shares to an unrelated third-party vendor for marketing services valued at $0.415 per share for a total $363,125.

On November 12, 2021, the Company issued 1,055,556 common shares to an unrelated third-party vendor for marketing services valued at $0.36 per share for a total $380,000.

PART III — EXHIBITS

Index to Exhibits

Exhibit	Description
3.1	Articles of Incorporation of the Registrant (previously filed with Form S-1 on November 26, 2014)
3.2	Bylaws of the Registrant (previously filed with Form S-1 on November 26, 2014)
3.3	Code of Ethics (previously filed with Form 10-K on December 14, 2017)
3.4	Certificate of Amendment to Articles of Incorporation (previously filed with Form 8-K on January 28, 2019)
4.1*	Specimen Certificate common stock
4.2*	Form of Subscription Agreement
10.1*	Convertible Promissory Note between Boatim, Inc. and AWT Management Services Sdn. Bhd. dated December 22, 2020
10.2*	Assignment of Convertible Promissory Note between Step Well Advisory Ltd. and AWT Management Services Sdn. Bhd. Dated December 22, 2020
10.3*	Convertible Promissory Note between Boatim, Inc. and AWT Management Services Sdn. Bhd. dated March 22, 2021
10.4*	Convertible Promissory Note between Boatim, Inc. and AWT Management Services Sdn. Bhd. dated April 1, 2021
10.5*	Convertible Promissory Note between Boatim, Inc. and AWT Management Services Sdn. Bhd. dated June 1, 2021
10.6*	Convertible Promissory Note between Boatim, Inc. and Team Allied Profits Ltd. dated June 6, 2021
10.7*	Convertible Promissory Note between Boatim, Inc. and Step Well Advisory Ltd. dated June 7, 2021
10.8*	Assignment of Convertible Promissory Note between Lawson Capital Partners and AWT Management Services Sdn. Bhd. Dated December 22, 2020
10.9*	Employment Agreement between Boatim, Inc. and Joseph Johnson
10.10*	Executive Services Agreement between Boatim, Inc. and Patrick Burkert
10.11*	Production and Broadcasting Agreement between Boatim, Inc. and FMW Media Works, LLC
10.12*	Placement Agent Agreement between Boatim, Inc. and MD Global Partners, LLC
10.13*	Executive Services Agreement between Boatim, Inc. and Wolfgang Tippner
10.14*	Executive Services Agreement between Boatim, Inc. and Benjamin Laurence Salter
10.15*	Note Purchase Agreement between Boatim, Inc. and Medithority, LLC
10.16*	Secured Convertible Promissory Note between Boatim, Inc. and Medithority, LLC
10.17*	Note Purchase Agreement between Boatim, Inc. and Quick Capital, LLC
10.18*	Secured Convertible Promissory Note between Boatim, Inc. and Quick Capital, LLC
10.19*	Amended and Restated Note Purchase Agreement between Boatim, Inc. and Quick Capital, LLC
10.20*	Amended and Restated Secured Convertible Promissory Note between Boatim, Inc. and Quick Capital, LLC
10.21*	Common Stock Warrant Purchase Agreement between Boatim, Inc. and One Eyed Jack Enterprises, LLC
10.22*	Common Stock Warrant Purchase Agreement between Boatim, Inc. and Quotebrand Limited
10.23*	Amended and Restated Common Stock Warrant Purchase Agreement between Boatim, Inc. and Quick Capital, LLC
10.24*	Common Stock Warrant Purchase Agreement between Boatim, Inc. and Medithority, LLC

11.1*	Consent of Independent Registered Public Accounting Firm
11.2*	Consent of the Law Offices of Thomas J. Beener (included in the opinion filed as Exhibit 12.1)
12.1*	Legal Opinion of the Law Offices of Thomas J. Beener
21.1*	Articles of Organization for Boatim Europe S.L.
Graphic	Corporate logo- Boatim, Inc.

*	Filed herewith
**	Furnished herewith (not filed).

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on February 9, 2022.

(Exact name of issuer as specified in its charter):	BOATIM, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By (Signature and Title):	/s/ Joseph Johnson
Joseph Johnson, Chief Executive Officer (Principal Executive Officer).

(Date): February 9, 2022

By (Signature and Title):	/s/ Mario A. Beckles
Mario A. Beckles, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer).

(Date): February 9, 2022

SIGNATURES OF DIRECTORS:

Signature	Title	Date

/s/ Joseph Johnson	Chief Executive Officer and Director	February 9, 2022
Joseph Johnson	(Principal Executive Officer)

/s/ Mario A. Beckles	Chief Financial Officer and Director	February 9, 2022
Mario A. Beckles	(Principal Financial Officer)

/s/ Wolfgang Tippner	Director	February 9, 2022
Wolfgang Tippner